Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”) is entered into on this 27th day of October, 2003, by and between TESORO MARINE SERVICES, L.L.C., a Delaware limited liability company (“Seller”), and MARTIN MIDSTREAM PARTNERS L.P., a Delaware limited partnership (“MMLP”), and MARTIN OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Buyer”).

RECITALS

     WHEREAS, Seller is the owner of the Acquired Assets described and defined below.

     WHEREAS, Seller desires to sell the Acquired Assets to Buyer and Buyer desires to purchase the Acquired Assets from Seller in the manner and upon the terms and conditions set forth in the Agreement.

     WHEREAS, simultaneously with the execution of this Agreement Seller is entering into another Asset Purchase Agreement (the “Additional Purchase Agreement”) among Seller and Midstream Fuel Service LLC (“Midstream”) whereby Seller will sell and Midstream will purchase certain assets.

     NOW, THEREFORE, in consideration of the representations, warranties, conditions, and mutual covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

AGREEMENT

ARTICLE I — DEFINITIONS

              1.1 Definitions. As used herein, the following terms shall have the following definitions:

“Actions” shall have the meaning set forth in Section 3.6 of the Agreement.

“Agreement” shall mean this Asset Purchase Agreement.

“Acquired Assets” shall have the meaning set forth in Section 2.1 of the Agreement.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Assigned Contracts” shall mean the Contracts listed on Schedule 3.11.

“Assumed Obligations” shall have the meaning set forth in Section 2.2(a).

“Base Consideration” shall mean the sum of twenty five million dollars (U.S. $25,000,000).

“Breach” shall mean a breach of a representation, warranty, covenant, obligation, or other provision of the Agreement or any instrument delivered at Closing pursuant to the Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Bunkering” shall mean the retail sale of fuel oil to an ocean going vessel, where the vessel is burning the fuel oil for the powering of its engines and generators, Including both residual fuel oil and light diesel fuel oil.

“Business” shall mean the business of operating the Acquired Assets as they are currently operated by Seller.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banking institutions in the State of Texas.

“Buyer” shall mean Buyer and its successors, assigns, arid transferees.

“Buyer’s Guarantor” shall mean Martin Midstream GP LLC, general partner of MMLP.

“Buyer’s Partner Guarantee” shall mean that the guarantee to be executed and delivered by Buyer’s Guarantor, which shall be in the form attached hereto as Exhibit A.

“Claim” shall mean an asserted or threatened claim or Action by any third Person or Governmental Body that could result in a Loss by a Party subject to indemnification under Article 10 of this Agreement.

“Claim Notice” shall have the meaning provided in Section 10.3.

“Class One Real Property” shall mean the Real Property described on Schedule 522(b).

“Class Two Real Property” shall mean all Real Property other than Class One Real Property.

“Cleanup” shall mean all actions required to (i) cleanup, remove, treat or remediate Hazardous Materials, (ii) perform pre-remedial studies and investigations and post-remedial monitoring and care, or (iii) respond to any requests of Government Bodies for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials.

“Closing” shall mean consummation of the transactions contemplated in the Agreement, which Closing shall take place on the Closing Date at the offices of Buyer’s counsel.

“Closing Date” shall mean the date which is two (2) Business Days after all of the conditions set forth in Articles VI, VII and VIII of this Agreement have been satisfied or such other date as is mutually agreeable to Buyer and Seller, but not later than the Termination Date.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization (Including any Governmental Authorization), Including those required to transfer an Acquired Asset to Buyer under the terms set forth in this Agreement or for Buyer to operate the Business after Closing.

“Contract” shall mean any agreement, obligation, promise, undertaking, or commitment, whether written or oral, express or implied, that is legally binding, Including any contract, agreement, instrument, charter, lease, sublease, loan agreement, note or other evidence of indebtedness, indenture, mortgage, deed of trust, pledge agreement, security agreement, commitment license, or franchise.

“Critical Assets” shall mean the Terminals and the Vessels listed on Schedule 7.6.

“Deposit” shall mean the sum of four hundred sixty three thousand dollars (U.S. $463,000), payable in accordance with the provisions of Section 2.4 of the Agreement.

“Disclosure Schedules” shall mean the disclosure schedules attached to this Agreement.

“Effective Time” shall mean the 12:01 an. on the Closing Date.

“Employee Benefit Plan” shall mean any of the following arrangements (whether formal or informal, and whether written or unwritten) under which Seller, or any of its Affiliates, has any liability to provide benefits or compensation to or on behalf of any employee, or the spouse or dependents of any employee:

(a) any employee benefit plan within the meaning of Section 3(3) of ERISA, and

(b) any other material profit-sharing, deferred compensation, incentive compensation, bonus, commission, stock option, stock purchase, severance pay, unemployment benefit, vacation pay,

savings, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan or program.

“Encumbrance” shall mean any community property interest, equitable interest, lien, maritime lien, right in rem, encumbrance, option, pledge, security interest, mortgage, deed of trust, tenancy or other possessory interest, conditional sale or other title retention agreement, assessment, easement, right of way, restriction or limitation of any kind, Including any restriction on use or building, reservation, option, or right of first refusal.

“Environment” shall mean the soil, land surface or subsurface strata, surface waters (Including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” or “EHS Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of, relating to or resulting from:

(a) any environmental, health, or safety matters or conditions (Including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, Including any investigation, Cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages;

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law; or

(e) the use, presence, generation, storage, treatment, disposal, emission or Release of Materials of Environmental Concern by Seller and by any other Person in relation to the Business or the Acquired Assets prior to Closing.

     For purposes of this definition the terms “removal”, “remedial”, “remediate”, “remediation”, and “response” include the applicable types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended (“CERCLA”).

“Environmental Law” shall mean any Legal Requirement that:

(a) requires advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could impact the Environment;

(b) requires preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) requires reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) requires assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) requires protecting resources, species, or ecological amenities;

(f) requires reducing to acceptable levels the risks inherent in the transportation of Materials of Environmental Concern;

(g) requires cleaning up Materials of Environmental Concern that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention;

(h) requires making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(i) relates to Materials of Environmental Concern or the protection of the Environment, public or employee health or safety, or disposal, storage, treatment, emissions, discharges, spills, releases, or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, import, export, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern, and shall include the Resource Conservation and Recovery Act, as amended (“RCRA”); the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), the Clean Water Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act, as amended; the Occupational Safety and Health Act of 1970, as amended (“OSHA”); and all implementing laws and all similar state and local laws, with respect to each of the foregoing acts.

“Equipment” shall mean the equipment, furniture and other personal property listed on Schedule 2.1(a) other than Vehicles, Vessels or fixtures.

“Estimated Price of Inventory” shall mean the estimated amount of the Price of Inventory, determined prior to Closing, in accordance with Exhibit B.

“Excluded Assets” shall have the meaning stated in Section 2.1(b).

“Governmental Authorization” shall mean any approval, order, consent, license, permit, franchise, filing, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any or all of the following:

(a) nation, state, county, parish, city, town, village, or district;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental jurisdiction or authority of any nature (Including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law or Occupational Safety and Health Law, Including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls (PCB’s) or PCB containing materials.

“Including” shall mean including without limitation.

“Indemnitee” shall have the meaning set forth in Section 10.3.

“Indemnitor” shall have the meaning set forth in Section 10.3.

“Intellectual Property” shall mean patents and patent rights, copyrights and copyright rights, computer programs, (including all source codes) and related documentation.

“Inventory” shall mean all fuel, lubricants, and other products of Seller, other than the Inventory set forth in the Additional Purchase Agreement, held for sale to its customers, with the quantities of same as of the Closing Date to be determined in accordance with the procedures set forth on Exhibit B.

“Insurance Claims” shall mean claims to recovery of proceeds owed under property insurance on the Acquired Assets, whether for damages known to exist at this time or which may occur on or prior to the Closing and which may be discovered at any time in the future, but shall not include any insurance claims that may provide coverage for Environmental, Health, and Safety Liabilities.

“Leased Real Property” shall mean the Real Property leased to Seller under the Leases.

“Leases” shall mean the agreements described on Schedule 3.9(b).

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Losses” shall mean any and all costs, losses, liabilities, actions, demands, obligations (Including corrective and remedial obligations), penalties, damages and expenses, Including reasonable legal fees, expert fees and litigation expenses, and liability for interest, consequential damages, lost profits, or punitive damages to third parties whose claims are subject to indemnification under this Agreement, but excluding any interest, consequential damages, lost profits or punitive damages suffered, incurred or claimed by a Party.

“Material Adverse Change” shall mean a material adverse change, together with any and all material adverse changes arising under the Additional Purchase Agreement, exceeding one million dollars ($1,000,000) singly or in the aggregate, in the Purchase Price, financial condition, results of operations, business, operations, prospects or condition of the Business or the Acquired Assets, other than any adverse change resulting from general economic conditions, economic conditions affecting the terminaling industry generally, or economic conditions generally affecting the markets in which the Acquired Assets are operated.

“Materials of Environmental Concern” shall mean Hazardous Materials and other hazardous substances, oil or other substances potentially harmful to human health, or the Environment.

“Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Order” shall mean any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person if and only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the members, managers, shareholders, board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the members, managers, shareholders, or board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Owned Real Property” shall mean the Real Property described on Schedule 3.9(a).

“Party” shall mean either Buyer or Seller; “Parties” shall mean Buyer and Seller.

“Permits” shall mean all licenses, permits, pending applications, consents, approvals, and authorizations of or from any public or Governmental Body utilized by Seller in connection with their current, or required by any Governmental Body for, its use of the Acquired Assets.

“Permitted Encumbrances” shall mean with respect to the Acquired Assets: (i) liens for current taxes and assessments not yet due and payable; (ii) mechanics’, materialmen’s and similar liens arising in the ordinary course of business securing amounts not yet due and payable or amounts not in excess of $25,000 in the aggregate with respect to any individual Terminal, being contested in good faith with appropriate procedures; (iii) public road right-of-ways as currently located and traveled; (iv) railroad spur track easements and railroad rights, if any, for railroad tracks as currently located and traveled; (v) pipeline easements and rights, if any, for pipelines as currently located and used; (vi) the leases and subleases (other than the Leases), licenses and similar agreements which are Assigned Contracts; (vii) imperfections of title, easements, rights-of-way, covenants, conditions, restrictions or encumbrances which do not, individually or in the aggregate, materially detract from the value of or materially interfere with or impair the use of the Acquired Assets or the operation of the Business; (viii) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions; (ix) any condition set forth in the Surveys to be delivered by Seller to Buyer pursuant to Section 5.22; provided that such conditions are accepted or deemed accepted by Buyer pursuant to Section 5.22 of this Agreement; (x) exceptions set out in the Title Commitments which are accepted or deemed accepted by Buyer pursuant to Section 5.22 of this Agreement, and (xi) outstanding mineral interests and the rights of the owners thereof.

“Person” shall mean any individual, corporation (Including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Preferential Purchase Right” shall mean the valid and enforceable right of any Person other than a Party to this Agreement to acquire any of the Acquired Assets, which takes precedence over the rights of Buyer to acquire such Acquired Asset at Closing under this Agreement.

“Price of Inventory” shall mean the market price of the Inventory as of the Closing Date, determined as set forth on Exhibit B.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal, public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” shall mean the sum of the Base Consideration plus the Price of Inventory, payable in accordance with the provisions of Sections 2.3 and 2.4 of this Agreement.

“Real Property” shall mean the Owned Real Property and the Leased Real Property, together with all interests of Seller in and to the buildings, structures, fixtures, quays, wharfs, piers, docks, and improvements thereon and all other appurtenances thereto.

“Release” shall mean any spilling, leaking, emitting, discharging, depositing, disposing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, Including legal counsel, accountants, and financial advisors.

“Retained Obligations” shall have the meaning set forth in Section 2.2(b).

“Seller” shall mean Seller and its successors, assigns, and transferees.

“Seller EHS Liabilities” shall mean Environmental, Health and Safety Liabilities (a) relating to or occurring at any of the Acquired Assets or the operation of the Business prior to Closing, and (b) together with any liability or obligation for Cleanup of waste disposal sites used by Seller or any other Person in relation to Seller, the Business or the Acquired Assets prior to Closing and former facilities not included among the Acquired Assets.

“Seller’s Financial Statements” shall mean the financial statements delivered to Buyer in the Seller’s management presentation on September 11, 2003, Including the balance sheet, statement of income, and accompanying footnotes pertaining to the Acquired Assets and Business being transferred to Buyer hereunder for each of the fiscal year ended December 31, 2002 and the six month period ended June 30, 2003, prepared in accordance with generally accepted accounting principles (“GAAP”).

“Seller’s Guarantor” shall mean Tesoro Petroleum Corporation.

“Seller’s Knowledge” shall mean the actual knowledge of a particular fact or other matter of any individual listed in Schedule 1.1 hereto, whether or not such individual is employed by or acting as an officer or manager of the Seller, which knowledge shall include and be based upon all information that is provided to or received by such persons in connection with the transactions contemplated by this Agreement or in connection with the management of the Business or the operation of the Acquired Assets.

“Seller’s Parent Guarantee” shall mean that the guarantee to be executed and delivered by Seller’s Guarantor, which shall be in the form attached hereto as Exhibit C.

“Survey” shall mean each new or updated survey of a parcel of the Real Property obtained by Seller under Section 5.22.

“Taxes” shall mean all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Body, Including ad valorem, property, income, sales, use, excise, utility, environmental, value added, transfer and fuel taxes, customs duties and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment

“Terminal” shall mean each respective Terminal listed in Schedule 2.1(a) of the Agreement, Including all associated Real Property or other ownership or leasehold interests owned or operated by Seller at such site and any buildings, plants, structures, fixtures and equipment thereon owned or operated by Seller.

“Termination Date” shall mean December 31, 2003 or such later date as shall be mutually agreed to by Buyer and Seller.

“Threat of Release” shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Title Commitment” shall mean an Owner’s title commitment issued by the Title Company on each parcel of Real Property, as provided in Section 5.22(a).

“Title Policy” shall mean a title policy issued by the Title Company on each parcel of Real Property, as provided in Section 5.22(g).

“Title Policy Real Property” shall mean the Real Property described on Schedule 3.9(a) and the Real Property described on Schedule 3.9(b) for which a Title Policy is to be issued to Buyer pursuant to Section 5.22.

“Title Company” shall mean First American Title Insurance Company.

“Total Loss” shall mean an actual, constructive or agreed total loss of the economic benefit of any Acquired Asset.

“Uncured Title Matter” shall have the meaning set forth in Section 5.22(c)(iv).

“Vehicles” shall mean the motor vehicles, trailers, and tankers listed on Schedule 2.1(a) of the Agreement.

“Venice Site” shall mean the Real Property located in Venice, Plaquemines Parish, Louisiana.

“Vessels” shall mean the vessels listed on Schedule 3.12 of the Agreement, together with the Vessels’ respective engines, tackle, winches, cordage, general outfit, electronic and navigation equipment, radio installations, appurtenances, appliances, spares or replacement parts, stores, tools and provisions designated for the Vessels whether on board or ashore, Including fuel on board the Vessel that is not the property of a charterer.

ARTICLE II — PURCHASE AND SALE OF ACQUIRED ASSETS.

              2.1 Purchase and Sale of Acquired Assets. At the Closing and subject to the terms and conditions of the Agreement, Seller shall sell, transfer, assign, and deliver to Buyer and Buyer shall purchase, acquire, take assignment and delivery from Seller, all of the right, title, and interest of Seller in and to the Acquired Assets, as specified below, save and except the Excluded Assets.

              (a) Acquired Assets. The Acquired Assets shall consist of the following property, rights and interests:

(i) all of Seller’s right, title and interest in the Terminals, Including all Owned Real Property, and, to the extent any required Consents have been obtained for any Leased Real Property requiring such Consents, such Leased Real Property, and all leasehold improvements, plant tangible personal property, and equipment of Seller or other interests therein located at or identified to or otherwise belonging to the Terminals listed on Schedules 2.1(a), 3.9(a) and 3.9(b);

(ii) the Inventory of Seller, whether located at the Terminals or in transit thereto or therefrom;

(iii) the Vessels;

(iv) all Seller’s records relating exclusively to the Vessels, Including certificates (to the extent permitted by applicable Legal Requirement to be transferred), maintenance and repair, architectural plans and records, classification records and correspondence with classification society and U.S. Coast Guard, yard work, purchasing records, and vendor records, in whatever form, Including computer programs and data compilations;

(v) the Vehicles;

(vi) to the extent permitted by applicable Legal Requirement to be transferred and except to the extent noted on Schedule 3.10, all Permits issued by any Governmental Body held or used by Seller in connection with the ownership or operation of any of the Acquired Assets, Including the Terminals or the Vessels;

(vii) all of Seller’s rights, title, and interest in the Assigned Contracts listed on Schedule 3.11; provided that, only with the written consent of Seller, Buyer may, prior to Closing, exclude certain Assigned Contracts after reviewing the same and amend Schedule 3.11 accordingly, and any such excluded Contracts shall thereafter not be subject to any provision of this Agreement for any purpose;

(viii) all of Seller’s rights, title, and interest in the furniture and equipment used in connection with the Business and located on the Real Property;

(ix) the books and records of Seller (or copies thereof), directly relating to the Acquired Assets or the Business, Including maintenance and repair records, plans, drawings and piping diagrams relating to the Terminals; and

(x) all of the Seller’s rights to proceeds from Insurance Claims for damage to any of the Acquired Assets arising prior to the Closing and not repaired by Seller on or prior to Closing to the extent agreed pursuant to Section 2.5 below.

              (b) Excluded Assets. Notwithstanding anything to the contrary contained in this Section 2.1, the Parties to this Agreement expressly understand and agree that the Seller is not agreeing hereunder to sell, assign, transfer or convey to the Buyer any of the Excluded Assets. The Excluded Assets shall consist of the following property, rights and interests:

(i) any amounts payable to Seller under the Assigned Contracts listed on Schedule 3.11 based upon or attributable to performance under such Assigned Contracts provided by the Seller or the operation of the Acquired Assets by the Seller prior to the Closing Date;

(ii) any refunds with respect to Taxes relating to any Pre-Closing Period;

(iii) any Contract to the extent that such Contract will not be assigned under Section 5.10 or becomes an Excluded Contract under Paragraph 2.1 (a)(vii); provided however, that the Contracts referred to in Section 5.10 and in this Paragraph 2.1(b)(iii) shall constitute Assigned Contracts for purposes of the representations and warranties and covenants under this Agreement, and provided further that if after Closing the Parties obtain the Consent to assignment of any Assigned Contract that is not assigned at Closing pursuant to Section 5.10, the Assigned Contract so affected shall then be assigned to Buyer and shall become an Acquired Asset rather than an Excluded Asset;

(iv) any Acquired Asset which becomes the subject of a Total Loss prior to Closing, as provided in Section 2.5(c)(i);

(v) any rights to contribution, indemnity and/or defense related to the ownership of the Acquired Assets or the Business prior to Closing but only to the extent such rights relate to Retained Obligations or to remediation or repairs effected by Seller prior to Closing;

(vi) all defenses related to liabilities and obligations retained by Seller;

(vii) trademarks and trade-names of Seller and its Affiliates;

(viii) the minute book, stock transfer records and similar corporate and limited liability company records of Seller and its predecessors; and

(ix) any other assets not specifically described in Section 2.1(a).

              2.2 Assumed Obligations and Retained Obligations.

              (a) Assumed Obligations. At and after the Effective Time, Buyer shall assume and covenant to pay, perform and discharge only the following obligations relating to the Seller, the Acquired Assets and the Business, but excluding the Retained Obligations (collectively, the “Assumed Obligations”):

(i) all obligations and liabilities of the Seller for performance under the Assigned Contracts, (other than Contracts that are Excluded Assets) arising or accruing from and after the Effective Time;

(ii) all obligations regarding repairs, restoration, remediation and or upgrades on or at the Acquired Assets after the Effective Time, save and except Seller EHS Liabilities for which Seller is responsible under Section 10.5 and 5.24; or

(iii) All obligations under the Permits transferred to Buyer pursuant to Section 2.1(a)(vi) arising or accruing from and after the Effective Time, save and except Seller EHS Liabilities.

              (b) Retained Obligations. Seller shall retain from and after the Closing, all the Retained Obligations. The Retained Obligations shall consist of all liabilities and obligations existing with respect to the Seller, the Acquired Assets and the Business immediately prior to the Effective Time, other than excluding the Assumed Obligations, Including all Losses based upon, arising out of or resulting from any of the following:

(i) any claims, for any injury to person or property, to the extent attributable to (A) services rendered by the Seller prior to the Effective Time, or (B) the operation of any of the Acquired Assets or the Business prior to the Effective Time or incidents occurring on, involving or relating to any of the Acquired Assets or the Business at any time prior to the Effective Time, regardless of whether such claims are asserted prior to, on or after the Closing Date, in each case to the extent asserted against Seller, Buyer, any member or partner of Seller or Buyer or any Affiliate or any asset of the Buyer or any such member or Affiliate or the Acquired Assets;

(ii) any claims by any employee or former employee of the Seller or its Affiliates arising out of the employment or termination of employment of such employee or former employee by Seller or its Affiliates, including, without limitation, all obligations in respect of Employee Benefit Plans, or;

(iii) all Seller EHS Liabilities, subject to the limitations set forth in Article 11;

(iv) any Taxes of the Seller, any Taxes attributable to the Acquired Assets or the Business for any period prior to the Effective Time and, to the extent asserted against the Buyer, any member or Affiliate thereof or any asset of the Buyer or any such member or Affiliate;

(v) any third party claims against any of the Acquired Assets or the Business or the Seller to the extent attributable to occurrences or events which occurred prior to the Effective Time and any liabilities arising out of any Actions referred to in Schedule 3.6.

(vi) Obligations of Seller under any collective bargaining agreements, employment agreement and other similar employment arrangements.

              2.3 Purchase Price.

              (a) Buyer shall pay Seller the Purchase Price as consideration for the purchase of the Acquired Assets, as set forth in this Section 2.3.

              (b) The Base Consideration, minus the Deposit, shall be payable to Seller at Closing; provided (i) that in the event that any Acquired Asset suffers a casualty resulting in a Total Loss, and the Agreement is not terminated pursuant to Section 12.1 hereof, then the cash portion of Base Consideration shall be reduced by the amount allocated to such Acquired Asset in Schedule 2.6, as provided in Section 2.5, (ii) that in the event any third party exercises a Preferential Purchase Right, the Base Consideration shall be reduced as provided in Section 2.7, and (iii) that the Base Consideration shall be further reduced by the amount specified in that certain letter agreement among the Parties of even date herewith if a reduction is required pursuant to such letter agreement.

              (c) At Closing, Buyer shall pay Seller the Estimated Price of Inventory. Within forty-five (45) days after Closing, the Parties shall determine the corrected final quantity of Inventory at Closing and the applicable prices for such Inventory, as provided in Exhibit B, and thereafter, either Buyer or Seller, as applicable, shall pay to the other Party the amount required to reconcile and adjust the

Estimated Price of Inventory paid at Closing to the corrected Price of Inventory, within three (3) business days after the final determination of the corrected quantities of Inventory as of the Closing Date.

              2.4 Deposit. As security for the fulfillment of the Agreement by Buyer, Buyer will upon the execution of this Agreement post with Seller the Deposit. Buyer and Seller agree that the Deposit shall, as applicable, be either (a) credited at Closing against the Base Consideration pursuant to Section 2.3(b), (b) released to Buyer upon termination of this Agreement to the extent provided in Section 12.2(b)(i) or Section 12.2(c), or (c) retained by Seller as liquidated damages in lieu of any other damages for Buyer’s failure to close upon termination of this Agreement to the extent so provided in Section 12.2(b)(ii).

              2.5 AS IS, WHERE IS; Risk of Loss; Casualty Loss.

              (a) AS IS, WHERE IS. The sale and delivery of the Acquired Assets shall be on an “AS IS, WHERE IS” basis at the time of Closing, subject to the express representations and warranties and other provisions set forth in this Agreement.

              (b) Risk of Loss. Except as otherwise specifically provided herein, risk of loss of each of the Acquired Assets shall be borne by Seller through the Effective Time and shall transfer to the Buyer upon Closing.

              (c) Casualty Loss or Damage. Any casualty loss or damage to any Acquired Asset between the date of this Agreement and the Effective Time shall be governed by the provisions of this Section 2.5(c), but subject to the rights of the Parties under Articles 6, 7 and 12.

(i) In the event of a Total Loss of any Acquired Asset prior to the Effective Time, such Acquired Asset shall become an Excluded Asset, and the Purchase Price shall be reduced by the allocated purchase price of such asset so lost as set forth in Schedule 2.6. In such event, all insurance proceeds in connection with such casualty shall be for the sole account of the Seller, and the Buyer shall have no claim whatsoever to same.

(ii) The Purchase Price shall not he reduced in the event any of the Acquired Assets sustains a casualty loss or other damage prior to Closing (other than a Total Loss), it being understood and agreed that the sale and purchase of the Acquired Assets shall be, subject to the conditions of this Agreement, on an “AS IS, WHERE IS” basis at Closing. However, in the event of a casualty loss of or damage to an Acquired Asset prior to the Effective Time other than a Total Loss, Seller shall (i) repair such Acquired Asset to the reasonable satisfaction of Buyer prior to Closing, whenever it would be consistent with Seller’s past practices in the Ordinary Course of Business, or (ii) to the extent such repairs have not been completed prior to Closing, Seller shall assign to Buyer all insurance proceeds actually received by Seller on account of loss of or damage to such Acquired Asset save and except proceeds covering amounts expended by Seller to repair such Acquired Asset (with Seller bearing any deductible), or any Insurance Claim or claim against a third party relating to such casualty or loss to the Acquired Asset under Seller’s insurance policies; save and except to the extent that such Insurance Claim or third party claim covers amounts expended by Seller to repair such Acquired Asset (with Seller bearing any deductible) provided, however, if such Insurance Claim covering an insured casualty or loss is not paid within 180 days of submission to the carrier together with appropriate documentation of the loss, Seller will reimburse Buyer for the Insurance Claim assigned to Buyer hereunder, and Buyer shall reassign such Insurance Claim to Seller. Any assignment by Seller hereunder of an Insurance Claim or claim against a third party shall not include any claim that Seller might have for contribution, indemnity or reimbursement of any costs that Seller might incur as a result of any environmental remediation obligations relating to such casualty for which Seller may remain responsible.

(iii) Notwithstanding the foregoing, in the event such a Total Loss and/or other loss or casualty, together with all other Total Losses and/or other losses or casualties asserted under this

Agreement and the Additional Purchase Agreement, would result in a reduction in Purchase Price or cost to repair pursuant to paragraph (ii) above, that would exceed an amount which, together with any other repairs or other items set forth in Section 8.3, would result in a Material Adverse Change, either Buyer or Seller shall have the right to terminate this Agreement in accordance with Section 12.1(a)(iii) in the case of Seller and 12.1(a)(iv) in the case of Buyer.

              2.6 Allocation of Purchase Price. The Purchase Price shall be allocated on an estimated basis among the Acquired Assets in accordance with Schedule 2.1(a) and 3.12. On or prior to Closing and following Buyer’s inspection of the Acquired Assets, Buyer and Seller shall revise Schedule 2.1(a) and 3.12 to reflect any reasonable adjustments and corrections. The Seller and the Buyer agree to prepare and file all federal, state, local and foreign income tax returns and other filings reflecting the transactions contemplated by the Agreement on a basis consistent with such allocation.

              2.7 Adjustment for Third Party Preferential Purchase Rights. If any third party holding a Preferential Purchase Right, as reflected on Schedule 5.10 should exercise such right in connection with the transactions contemplated herein, and the Agreement is not terminated pursuant to Section 12.1 hereof, then Seller shall not convey to Buyer the Acquired Assets subject to such Preferential Purchase Right, and the Purchase Price shall be reduced by the amount of value assigned on Schedule 5.10 to the Contract containing the Preferential Purchase Right. Such reduction shall be a reduction in the cash amount paid at Closing. In the event that the exercise of any Preferential Purchase Right results in a Material Adverse Change, Buyer may terminate this Agreement pursuant to Section 12.1.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

              3.1 Limited Liability Company Status. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary. Seller has the requisite power and authority to own, lease, operate and transfer its properties, including the Acquired Assets, and to conduct the Business as currently conducted.

              3.2 Authority for Agreement. Seller has the limited liability company power and authority to enter into the Agreement and to carry out the transactions contemplated hereby and its obligations hereunder. The execution and delivery of the Agreement by Seller, the performance of its obligations pursuant to the Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the managers and members of Seller, and do not and will not directly or indirectly contravene or conflict with any provision of the certificate of formation, limited liability company agreement, or resolutions of the members or managers of Seller, or other governing company documents of Seller. No further actions on the part of Seller are necessary to authorize the Agreement and the transaction contemplated hereby. The officer executing the Agreement on behalf of Seller has been duly authorized by the members and managers of Seller to execute the Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly executed and delivered by Seller and (assuming the valid authorization, execution, and delivery of the Agreement by the Buyer) is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

              3.3 Consents and Approvals. Except as set forth on Schedules 3.3, 3.10, and 3.11, and except for filings of (i) deeds and memoranda of leases in the real property records of the counties or parishes where the Real Property is located, (ii) transfers of the certificates of title of the Vehicles in the appropriate state agencies where the Vehicles are titled, (iii) bills of sale with the U.S. Coast Guard as may be necessary or appropriate in connection with the transfer of title to the Vessels, and (iv) filings of assignments of and applications for Permits required by Legal Requirement to be made by Buyer, no notice to or Consent of, or filing with any Governmental Body or other Person is required for the execution or delivery of the Agreement by the Seller or for the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, or, if required, all such notices to, Consents of or filings will be duly made or obtained prior to Closing.

              3.4 No Breach. The execution and delivery of the Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, directly or indirectly, contravene or conflict, directly or indirectly, with or result in a Breach or violation of any provision of, constitute a default or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, (i) any Contract to which Seller is a party or by which the Acquired Assets may be bound, (other than by reason of any required Consents to assignment or Preferential Purchase Right under the Assigned Contracts listed on Schedule 3.11), or which would result in the creation of an Encumbrance on any Acquired Asset; or (ii) any Legal Requirement applicable to Seller or the Acquired Assets, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which Seller or any of the Acquired Assets may be subject. Except as disclosed in Schedule 3.6, to Seller’s Knowledge, there are no threatened or pending disputes with respect to any of the Assigned Contracts that could result in a Material Adverse Change.

              3.5 Financial Statements.

              Seller has delivered to Buyer the Seller’s Financial Statements. The Seller’s Financial Statements fairly present the financial position and results of operations of the Acquired Assets and the Business, in conjunction with the “Acquired Assets” and the “Business” as defined in the Additional Purchase Agreement, as of their respective dates, and for the periods then ended in accordance with GAAP, consistently applied. Except as set forth on Schedule 3.5, Seller has no liabilities, contingent or otherwise, that should be accrued or otherwise reported in accordance with GAAP and that are related to the Acquired Assets or the Business other than those reflected in Seller’s Financial Statements or incurred since June 30, 2003, in the ordinary course of normal trade or business or by reason of personal injury or property damage arising by accident, none of which individually, or in the aggregate are material to the Acquired Assets or the Business.

              3.6 Compliance with Legal Requirements.

              (a) Except for Environmental Matters set forth in Section 3.7, and except as set forth on Schedule 3.6, Seller has not received notice of any violation or potential violation of and is in material compliance with all and is not in material violation of any Legal Requirements applicable to Seller, the Acquired Assets or the conduct of the Business. Neither Seller, the Acquired Assets or the Business is subject to the Public Utility Holding Company Act of 1935, as amended, or the Investment Company Act of 1940, as amended, or any other similar federal or state law.

              (b) A full and complete list of all claims, demands, actions, suits or other Proceedings at law, in admiralty or in equity, against Seller or the Acquired Assets or the Business, including any employee related claims, claims relating to the Employee Benefit Plans, counter-claim, or investigation by or before any Governmental Body, or against the Business or the Acquired Assets, whether pending or threatened (collectively the “Actions”) is set forth in Schedule 3.6 attached hereto. Except as set forth in Schedule 3.6, there are no Actions which could give rise to an attachment, seizure, forfeiture or other Encumbrance against the Acquired Assets or the Business. Except as set forth on Schedule 3.6, there are no outstanding Orders against, involving, or affecting the Business, or any Acquired Asset other than Orders of general applicability affecting an area, a region or an industry as a whole.

              3.7. Environmental Matters. Except as set forth in Schedule 3.7:

              (a) Seller has complied with and is now complying in all material respects with all Environmental Laws and Occupational Safety and Health Laws applicable to the Acquired Assets and the operations of the Business.

              (b) Seller has filed, obtained, has complied with, in all material respects, and is now complying with, in all material respects, all notifications, registrations, and Permits required by Environmental Laws and Occupational Safety and Health Laws for the ownership or operation of the Acquired Assets, the Business, including, without limitation, those required for the treatment, storage, disposal or Release of Materials of Environmental Concern to the Environment, and all such notifications, registrations, and Permits are valid and remain in full force and effect.

              (c) There are no pending or, to Seller’s Knowledge threatened, Claims, citations, demands, Actions, Orders, agreements, notices of violation, notice of potential liability, investigations or administrative proceedings against Seller that are in any way related to the Business or the Acquired Assets under or pursuant to Environmental Laws and/or Occupational Safety and Health Laws.

              (d) Seller is not subject to any outstanding injunction, judgement, order, decree, or ruling under or pursuant to Environmental Laws and/or Occupational Safety and Health Laws related to the Business or the Acquired Assets.

              (e) There are no Materials of Environmental Concern existing on, in or under any of the Acquired Assets, or the Real Property, other than Materials of Environmental Concern maintained or handled in the Ordinary Course of Business and in compliance with applicable Environmental Laws and/or Occupational Safety and Health Laws, and there has been no Release from the Acquired Assets into the Environment of Materials of Environmental Concern in violation of any Environmental Laws and/or Occupational Safety and Health Laws.

              (f) The Business and the Acquired Assets are not subject to any remedial obligations under Environmental Laws, and to Seller’s Knowledge, there are no facts, circumstances or conditions arising out of or relating to the ownership of the Acquired Assets or the Business, including, but not limited to, any Release of Materials of Environmental Concern, that could give rise to material Environmental, Health and Safety Liabilities.

              (g) None of the Acquired Assets are on the National Priorities List, and Seller has not received any written communication requesting information or alleging that it is or may be a potentially responsible party under CERCLA (42 U.S.C. § 6901 et seq.) or any analogous state law in connection with the Business or the Acquired Assets.

              (h) No Cleanup is being conducted or planned at or on any of the Acquired Assets.

              (i) As of the date hereof, no environmental lien has attached to any Real Property and to Seller’s Knowledge, no facts, circumstances or conditions exist that could reasonably be expected to result in any such lien or Encumbrance attaching to any such Real Property.

              (j) Seller has provided Buyer with true and complete copies and results of all non-privileged environmental, health or safety reports, audits, studies, assessments, inspections, investigations or other environmental, health or safety reports relating to the operations of the Business, the acquired Terminals owned, operated, or leased in connection with the Business, or relating to any Environmental, Health and Safety Liabilities for which the Business is or may be held responsible, that are in the possession, custody or control of Seller, except for a Phase I environmental audit that was commissioned by another potential purchaser of the Acquired Assets. Neither any of such non-privileged information or the Phase I referred to in this paragraph (j) contains any item that would be required to be disclosed pursuant to this Section 3.7, other than items that have been disclosed on Schedule 3.7.

              (k) This Section 3.7 includes the sole and exclusive representations and warranties with respect to matters relating to the Environment. Schedule 3.7 may be updated following completion of any Phase I Environmental Reports obtained by Buyer, in accordance with Section 5.15(c), subject to Buyer’s right to terminate this Agreement in accordance with Section 8.3 and Article 12 hereof.

              3.8 Vehicles and Equipment Assets. Schedule 2.1(a) sets forth an accurate, correct, and complete legal description of the Vehicles and other Equipment which are Acquired Assets hereunder. Schedule 3.11 includes all Contracts relating to or affecting the same or any interest therein. Except as described on Schedules 2.1 (a) and 3.20, Seller has the sole and exclusive legal and equitable ownership of all right, title, and interest in and has good and marketable title to such Vehicles and other Equipment and is in possession of same, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

              3.9 Real Property.

              (a) Schedule 3.9(a) indicates which parcels of Real Property constitute the Owned Real Property, and sets forth an accurate and complete (in all material respects) legal description of the Owned Real Property. The Owned Real Property constitutes all of the real property owned by Seller that is used or held for use in connection with the Business. Seller is in possession of all Owned Real Property excluding the Venice Site, Seller has good and marketable title in fee simple absolute to such Owned Real Property free and clear of all Encumbrances except for Permitted Encumbrances and Buyer will acquire such title to such Real Property upon the consummation of the transactions contemplated hereby.

              (b) Schedule 3.9(b) indicates which parcels of Real Property constitute the Leased Real Property, and sets forth an accurate and complete (in all material respects) legal description of the Leased Real Property, except as indicated on Schedule 3.9(b). Seller has a valid and subsisting leasehold estate and the right to quiet enjoyment of the Leased Real Property, subject to Permitted Encumbrances. The Leased Real Property constitutes all Real Property leased to Seller that is used or held for use in connection with the Business. Subject to the receipt of any required Consents, Buyer will acquire the right to the quite enjoyment of such Leased Real Property, subject to the Permitted Encumbrances, upon the consummation of the transactions contemplated hereby.

              (c) There are no Contracts affecting the title to or possession of any of the Real Property other than those set out in Schedule 3.9(a) and (b) and Schedule 3.11.

              (d) Neither the whole nor any portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition, or taking has been received by Seller. To Seller’s Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. Seller has no Knowledge of any public improvements that may result in special assessments against the Real Property.

              (e) Except as set forth in Schedule 3.9(a) and (b), (i) excluding compliance with Environmental Laws, which is addressed in Section 3.7, the Real Property is in compliance in all respects with all applicable zoning, building, health and fire laws, (ii) the zoning of each parcel of Real Property permits the existing improvements and the continuation following consummation of the transactions contemplated hereby of the Business as presently conducted thereon, (iii) Seller has all licenses, certificates of occupancy, permits, and authorizations required to conduct the Business as currently conducted by Seller on the Real Property, (iv) Seller has such easements and rights as are necessary to conduct the Business as currently conducted by Seller on the Real Property, and (v) no fact or condition exists that has resulted or is reasonably likely to result in the termination or impairment of access to the Real Property or discontinuation of sewer, water, electric, gas, telephone, waste disposal, or other utilities necessary to conduct the Business on the Real Property.

              (f) Seller has delivered or made available to Buyer accurate, correct, and complete (in all material respects) copies of all valid and existing deeds, leases, mortgages, deeds of trust, certificates of occupancy, existing title insurance policies, title reports and, surveys, and all amendments thereof that are within Seller’s possession or control. Except as set forth in Schedule 3.9(a) and (b), the buildings, plants, and structures at the Real Property do not encroach upon the property of, or otherwise conflict with the superior property rights of, any other Person to the extent that the value or use (in the manner in which it is currently being used by Seller) of the subject Real Property is materially and adversely affected thereby.

              (g) The Real Property constitutes all of the real property necessary for Buyer to own, operate, use and enjoy the Acquired Assets and the Business for the same purposes for which, and in the same or similar manner to which, the Acquired Assets and the Business have been owned, operated and used by Seller prior to the consummation of the transactions contemplated by this Agreement.

              3.10 Licenses and Permits. Schedule 3.10 lists all of Seller’s material Permits. Seller has all Permits that are necessary to conduct the Business in compliance with Legal Requirements, each of which is in full force and effect. Seller has complied with all material conditions and requirements imposed by the Permits and has not received any notice that any appropriate authority intends to cancel, terminate, or suspend any of the Permits and has no reason to believe that valid grounds for such cancellation, termination, or suspension exist. No licenses or permits other than the Permits are necessary to operate the Acquired Assets in the manner in which they are currently utilized by Seller. Seller owns or has the right to use the Permits in accordance with the terms thereof without any conflict or infringement with the rights of others and subject to no claim, and each Permit is valid, and except as noted on Schedule 3.10 no Permit will be subject to termination, terminated or adversely affected by the transactions contemplated by the Agreement, except that no representation is made with respect to the transferability of any Permit.

              3.11 Contracts and Leases.

              (a) Assigned Contracts. The Assigned Contracts, together with all contracts that are “Assigned Contracts” under the Additional Purchase Agreement, constitute all existing Contracts relating to the Business, including the Leases, that have a term greater than 12 months or require payments to, or payments by, Seller in excess of $25,000 annually or that are material to the Acquired Assets or the Business. Seller has made available to Buyer true, correct, and complete copies of all Assigned Contracts, and Schedules 3.9(a) and (b) and Schedule 3.11 identify all Assigned Contacts. Except as set forth in Schedule 3.9(a) and (b) or Schedule 3.11 and subject to the Permitted Encumbrances with respect to the Leases, all of the Assigned Contracts are in full force and effect. None of the Assigned Contracts has been terminated, except as set forth on Schedule 3.11, nor has notice of termination been given with respect thereto, and except as set forth in Schedule 3.11, no notice has been given by any party thereto of any alleged default thereunder by any party thereto.

              (b) Equipment Leases. Schedule 3.11 identifies all existing Equipment leases, together with the name and address of the lessor and the material terms of the lease, covering all leased Equipment at any Terminal or aboard any of the Vessels or Vehicles.

              3.12 Vessels.

              (a) Schedule 3.12 sets forth a list of all Vessels owned, leased, chartered or managed by the Seller on the date hereof and the Coast Guard Official Number of each. Except as set forth in Schedule 3.12, no Vessel is either laid up or being held for sale. All Vessels are duly documented under the laws and flag of the United States solely in the name of the Seller, and Seller has good and marketable title to each such Vessel free and clear of all Encumbrances. Except as set forth in Schedule 3.12, (i) each Vessel is afloat in satisfactory operating condition for use in the operations for which it is intended to be used; (ii) each Vessel holds in full force all licenses, certificates and permits and rights required for operation in the manner vessels of its kind are being operated in the trade in which such the Vessel is presently being operated, including any coastwise endorsements; (iii) no event has occurred and to Seller’s Knowledge no condition exists (other than normal wear and tear) that would materially and adversely affect the condition of such Vessel; (iv) with respect to each Vessel which is required to be classed or, such Vessel has a valid and unextended class certificate without condition or recommendation, and the class of such Vessel is currently maintained without condition or recommendation, and (v) with respect to each Vessel which is required to have a certificate of inspection, such Vessel has a valid certificate of inspection, valid for at least 6 months.

              (b) Since January 1, 2003, Seller has maintained the inventory of spare parts, equipment, tools, provisions, stores, and supplies (whether on board or ashore) for such Vessel, following the Seller’s, usual, and customary policy and in Seller’s, usual, and customary manner, Including any renewal or replacement spare parts used in the repair of such Vessel;

              (c) Since January 1, 2003, Seller has not departed from any normal drydock and maintenance practices or discontinued replacement or renewal of spares in operating such Vessel, deferred any scheduled maintenance on such Vessel, entered into any charter for such Vessel with a term of more than 30 days, or authorized any of, or agreed or committed to do any of, the foregoing actions; and

              (d) Seller is a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended, qualified to engage in the coastwise trade of the United States.

              3.13 [Omitted.]

              3.14 Books and Records. The books, records, accounts, ledgers, and files of Seller relating to the Business and Acquired Assets are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices.

              3.15 [Omitted.]

              3.16 Disclosure. All documents, certificates, financial statements, disclosures, and schedules delivered or to be delivered by or on behalf of Seller in connection with the Agreement and the transactions contemplated hereby are accurate, true, complete, and correct in all material respects. Neither this Agreement, nor any documents, certificates, financial statements, disclosures, and schedules delivered or to be delivered by or on behalf of Seller in connection with the Agreement and the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact with respect to Seller, the Business, or the Acquired Assets necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

              3.17 Taxes. Except as set forth on Schedule 3.17, Seller has filed in a timely manner all tax reports, returns and forms affecting the Acquired Assets or the Business as may have been required under applicable law, including all required federal, state and local income, sales, use, property and franchise tax returns, and has paid (except amounts for taxes being diligently contested in good faith by appropriate procedures and disclosed in Schedule 3.17) all required taxes or similar assessments affecting the Acquired Assets or the Business, Including any interest, penalties or additions attributable thereto shown as due on all such filings. No Encumbrances (other than Permitted Encumbrances), proceedings, lawsuits, investigations, inquiries or other actions which are pending, threatened or open to seek the assessment or collection of additional taxes of any kind from Seller specifically relating to any portion of the Acquired Assets or the Business, and to Seller’s Knowledge, no other examination by the Internal Revenue Service or any other taxing authority affecting any portion of the Acquired Assets or the Business is now pending, except as set forth on Schedule 3.17. Taxes which Seller was required by law to withhold or collect in respect to the Acquired Assets or the Business have been withheld or collected and have been paid over to the proper Governmental Body or are properly held by Seller for such payment when due and payable.

              3.18 Condition of Property. The tangible Acquired Assets are being maintained in material compliance with all applicable Legal Requirements, and in suitable condition and repair for the conduct of the Business as presently conducted by Seller.

              3.19 Intellectual Property. Except as set forth on Schedule 3.19, no Intellectual Property is necessary for the operation or continued operation of the Acquired Assets or the Business in the manner in which they are currently being operated.

              3.20 Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.20, since June 30, 2003, (i) Seller has conducted the Business only in the Ordinary Course of Business, and (ii) Seller, with respect to the Acquired Assets and the Business, has not:

              (a) suffered any adverse change in the Business, customer relations, operations, properties, prospects, Acquired Assets, liabilities, or condition (financial or otherwise) which resulted in or could reasonably be expected to result in a Material Adverse Change and there has not been any damage, destruction, Loss, Total Loss or other event which resulted in or could reasonably be expected to result in a Material Adverse Change;

              (b) incurred any liabilities, except for current liabilities for trade or business obligations incurred in the Ordinary Course of Business or other liabilities incurred by reason of personal injury or property damage arising from an accident, none of which individually or in the aggregate constitute a Material Adverse Change;

              (c) paid, discharged or satisfied any liabilities other than the payment, discharge or satisfaction in the Ordinary Course of Business, none of which would result in or could reasonably be expected to result in a Material Adverse Change;

              (d) permitted or allowed any of the Acquired Assets to be subjected to any Encumbrances, except for Permitted Encumbrances;

              (f) sold, transferred, or otherwise disposed of any assets used in the Business, except in the Ordinary Course of Business;

              (j) made any change in any method of financial or tax accounting or in any financial or tax accounting practice; or

              (k) agreed, whether in writing or otherwise, to take any action described in this Section 3.20.

              3.21 Insurance. Schedule 3.21 sets forth a correct and complete list of all insurance policies issued in favor of the Seller or any of its Affiliates, or pursuant to which Seller or any of any of its Affiliates are named insureds or otherwise beneficiaries, that relate to any of the Acquired Assets and that provide for coverage in excess of $25,000. All policies listed in Schedule 3.21 are in full force and effect, all premiums due thereon have been paid and the Seller or its Affiliates have complied in all material respects with the provisions of such policies. Seller and its Affiliates maintain commercially adequate insurance on all of the Acquired Assets as is generally insured against by prudent companies engaged in the same or similar business. The policies set forth on Schedule 3.21 are with financially sound and reputable insurance providers.

              3.22 Sufficiency of Acquired Assets. Except as set forth on Schedule 3.22, the Acquired Assets, together with all assets that are “Acquired Assets” under the Additional Purchase Agreement, and excluding all Real Property which is covered in Section 3.9 and excluding all Permits which are covered in Section 3.10, constitute all of the tangible operating assets necessary for Buyer to conduct the Business for substantially the same purposes for which, and in substantially the same manner in which the Business has been operated and conducted by Seller prior to the consummation of the transactions contemplated by this Agreement. Seller has the sole and exclusive legal and equitable ownership of all right, title, and interest in and has good and marketable title to such Acquired Assets, excluding all Real Property which is covered in Section 3.9 and excluding all Permits which are covered in Section 3.10, and is in possession of same, in each case free and clear of all Encumbrances, except for Permitted Encumbrances and Buyer will acquire such title upon consummation of the transactions contemplated hereby.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to the Seller as follows:

              4.1 Limited Partnership Status. Each of MMLP and Buyer is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary.

              4.2 Authority for Agreement. Each of MMLP and Buyer has the limited partnership power to enter into the Agreement and to carry out its obligations hereunder. The execution and delivery of the Agreement by each of MMLP and Buyer, the performance of its obligations pursuant to the Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the general partner of MMLP and no further actions on the part of MMLP or Buyer or its partners are necessary to authorize the Agreement and the transactions contemplated hereby. The Agreement has been duly and validly executed and delivered by MMLP and Buyer and (assuming the valid authorization, execution, and delivery of the Agreement by Seller) is a valid and binding obligation thereof, enforceable against it in accordance with its terms.

              4.3 Absence of Breach; Consents and Approvals. No notice to or approval or Consent of, or filing with, any third party or Governmental Body is required for the execution or delivery of the Agreement by MMLP or Buyer or for the performance of its obligations hereunder. The execution and delivery of the Agreement do not, and the consummation of the transactions contemplated hereby will not (i) conflict with the limited partnership agreement, certificate of limited partnership or resolutions of MMLP or Buyer or the organizational documents of MMLP’s general partner or (ii) result in a breach or violation of any provision of, constitute a default, or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, any material Contract or any material Legal Requirement to which MMLP or Buyer is a party or by which it or its property is bound.

              4.4 Disclosure. All documents and schedules delivered or to be delivered by or on behalf of MMLP or Buyer in connection with the Agreement and the transactions contemplated hereby are true, complete, and correct in all material respects. Neither the Agreement, nor any schedule to the Agreement contains any untrue statement of a material fact with respect to MMLP or Buyer or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

ARTICLE V — COVENANTS.

              5.1 Cooperation. Buyer and Seller agree:

              (a) Until the Closing, Buyer and Seller shall use their reasonable good faith efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by them hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

              (b) if any event should occur, within the knowledge and control of any Party, that would prevent fulfillment of the conditions to the obligations of any Party hereto to consummate the transactions contemplated by the Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible;

              (c) to deliver such other instruments of title, certificates, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the Party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of the Agreement and the transactions contemplated herein; and

              (d) to confer on a regular basis with each other, report on material operational matters, and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have a material adverse effect on either Party or which would cause or constitute a material breach of any of the representations, warranties, or covenants of any Party contained herein, provided, however, that neither Party nor any of their Affiliates shall be required to disclose any material nonpublic information relating to such Party or such Affiliates for which such Party or Affiliate is prohibited from disclosing under applicable United States securities laws.

              5.2 Access. Until the Closing, and subject to Section 5.13 hereof, Seller shall give Buyer and Buyer’s Representatives full and complete access, upon reasonable notice and at reasonable times, to the Acquired Assets and to Seller’s offices, employees, business and financial records, Contracts, business plans, budgets, projections, and commitments and other documents and information of Seller concerning the Business and the Acquired Assets, in order that Buyer may have full opportunity to make such examination and investigation as it may desire, Including (a) physical inspections of Vessels, Vehicles, Equipment, Terminals and Real Property, (b) undertaking a Phase I environmental report, (c) such examination of the books and records of the Seller pertaining to the Acquired Assets and the Business, as Buyer reasonably requests and (d) making extracts and copies of such books and records. Buyer’s access shall not unreasonably interfere with Seller’s continuing operation of the Business and shall be subject to Seller’s customary safety and security policies. Except as specifically set forth herein, without Seller’s prior consent, Buyer may not conduct any borings or any disassembly, destructive analysis or testing of any Acquired Asset. Buyer’s contacts with Seller’s employees shall remain subject to guidance and control by Seller’s management, and Seller shall not discuss future employment issues with any such employee without prior notice to and consent by Seller, which shall not be unreasonably withheld. Seller shall furnish Buyer’s representatives during such period with all such information in Seller’s possession or control as such representatives may reasonably request concerning the Acquired Assets and the Business and instruct Seller’s respective officers, employees, consultants, agents, accountants, and attorneys to cooperate fully with Buyer’s representatives in connection with such review and examination; provided however, that Buyer and Buyer’s Representatives shall hold the documents and information concerning Seller, the Acquired Assets and the Business confidential in accordance with Section 5.13 hereof.

              5.3 Insurance. Until the Closing, Seller shall maintain insurance on each of the Acquired Assets which is insured on the date of this Agreement, providing substantially the same coverage with respect to each such Acquired Asset as is currently in force.

              5.4 Compliance with Laws. Until the Closing, Seller shall use the Acquired Assets in compliance in all material respects with all Legal Requirements, subject to the items disclosed in Schedules 5.24(a) and (b).

              5.5 Keeping of Books and Records. Until the Closing, Seller shall keep records and books of account with respect to the Business and the Acquired Assets, in which entries will be made in accordance with generally accepted accounting principles consistently applied and in such detail as is consistent with Seller’s past practice.

              5.6 Actions Prior to Closing. Seller shall utilize the Acquired Assets pending the Closing only in the ordinary and usual course consistent with past practice, except for any the replacement of Vehicles or Equipment in accordance with the provisions of Section 5.15(c). Without limiting the generality of the foregoing, Seller shall not except in accordance with the provisions of Section 5.15(c), without the prior written consent of Buyer, undertake any of the following actions

              (a) enter into any new Contract binding any Acquired Asset subsequent to the Closing with respect to such Acquired Asset or release or relinquish any Assigned Contract or other material Contract or material right relating to the Acquired Assets;

              (b) incur any liabilities, except for current liabilities for trade or business obligations incurred in the Ordinary Course of Business or liabilities arising by reason of personal injury or property damage resulting from an accident, which do not cause individually, or in the aggregate, a Material Adverse Change;

              (c) permit or allow any of the Acquired Assets to be subjected to any Encumbrances, except for Permitted Encumbrances;

              (e) sell, transfer, or otherwise dispose of any assets used in the Business, except for Inventory sold in the Ordinary Course of Business;

              (f) make any change in any method of financial or tax accounting or in any financial or tax accounting practice relating to the Business, unless required to do so by a change in law or regulations effective after June 30, 2003; or

              (g) agree, whether in writing or otherwise, to take any action described in this Section 5.6.

              5.7 Litigation. Until the Closing, Seller shall promptly notify Buyer of any Actions relating either to the Business or any Acquired Asset, or to the Seller in connection with the Business or any Acquired Asset, that are served on Seller, or to Seller’s Knowledge are threatened, or anticipated against or by the Seller.

              5.8 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing, Seller shall utilize the Acquired Assets in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing, as if made on and as of the Closing, except for changes and events arising as a consequence of the Closing, or actions in the Ordinary Course Of Business after the date hereof.

              5.9 No Negotiations. Until the Closing, or the earlier termination of the Agreement in accordance with its terms, Seller shall not, directly or indirectly, engage in discussions or negotiations with, or provide any information to, any Person with respect to the possible sale or transfer, by joint venture or otherwise, of any of the Acquired Assets to any Person other than Buyer; provided however, that Seller shall enter into any discussions and negotiations and provide information as may be required to obtain the Consents and satisfy the rights of first refusal set forth on Schedules 3.9(a) and (b) and Schedules 3.11.

              5.10 Consents and Preferential Purchase Rights.

              (a) Consents. For any Assigned Contract or Permit which is subject to a Consent, Seller shall use commercially reasonable efforts, and Buyer shall provide commercially reasonable cooperation to Seller, to obtain all Consents required to effect assignment thereof to Buyer as of the Closing Date. Notwithstanding the foregoing, Buyer shall not be required to pay or contribute to any consent fee required by any third party and Seller must obtain the Consents listed on Schedule 5.10 as a condition to Closing. For all other Consents, if Seller is unable to obtain the requisite Consent to assignment of any Assigned Contract or Permit prior to the Closing Date, the obtaining of such Consent shall not be a condition to Closing, but Buyer and Seller shall continue to cooperate in good faith and to take all commercially reasonable and necessary actions, other than the expenditure of money, but including Seller’s performance of the Retained Obligations, required to assign to Buyer such Assigned Contract or Permit as soon as practicable after the Closing Date. If Buyer and Seller should determine that any Consent to assignment to Buyer is reasonably necessary to the continued operation of the Business either commercially or in accordance with applicable Legal Requirements, then, except where such action would be unlawful or prohibited by the affected Contract or Permit, Seller shall retain the affected

Contract or Permit and shall enter into an arrangement with Buyer to provide Buyer with the benefits of such Contract or Permit until such Contract or Permit is properly assigned to Buyer or expires at the earliest opportunity in accordance with its terms, provided, that Buyer shall perform Seller’s obligations thereunder arising after the Closing (and indemnify Seller against Losses arising in connection therewith after the Closing).

              (b) Preferential Purchase Rights. Within five days of the date of this Agreement, Seller shall notify all Persons who hold Preferential Purchase Rights relating to any Acquired Assets, such Preferential Purchase Rights and Acquired Assets being listed on Schedule 5.10, offering to allow such Persons to exercise their Preferential Purchase Right as to the Acquired Assets subject to such Preferential Purchase Rights, for the price set forth on Schedule 5.10. If such Person elects to exercise a Preferential Purchase Right, the Acquired Assets subject to such Preferred Purchase Rights shall be deemed to have suffered a Total Loss pursuant to Section 2.5(c). If any such Person elects to exercise a Preferential Purchase Right for such Acquired Assets, and this Agreement is not terminated in accordance with Section 12.1 hereof, then the Acquired Assets subject to such Preferential Purchase Right shall not be included in the Acquired Assets assigned and conveyed at Closing, and the Purchase Price paid at Closing shall be adjusted as set forth in Section 2.7. If the Person holding a Preferential Purchase Right for an Acquired Asset does not elect to exercise such Preferential Purchase Right, then the Acquired Assets subject to such Preferential Purchase Right shall be included within the Acquired Assets, and the Purchase Price shall not be so adjusted.

              5.11 EHS Liabilities. Until and after the Closing, Seller shall perform all actions and pay all costs required to satisfy Seller EHS Liabilities, subject to the limitations set forth in Sections 10.5 and Article 11 herein.

              5.12 Removal of Encumbrances. Seller shall cause the removal of any and all Encumbrances, other than the Permitted Encumbrances, against any of the Acquired Assets, at or before Closing, at its sole cost and expense; provided, however, that this Section 5.12 shall not apply with respect to Title Policy Real Property which is addressed in Section 5.22.

              5.13 Confidentiality.

              (a) From the date of this Agreement, except as required by applicable Legal Requirement, neither Buyer, nor any of its Affiliates or their representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Seller Proprietary Information unless such Seller Proprietary Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by Buyer and any of its representatives, agents or Affiliates from any Person, without restriction on use or disclosure and without breach of any obligation to Seller or any of its representatives, agents or Affiliates; (iii) is independently developed by or for Buyer without reference to or use of Seller Proprietary Information; or (iv) is the subject of prior written approval of Seller.

              (b) If Buyer is required by any court or legislative or administrative body (by oral questions, interrogatories, request for information or documents, subpoena or similar process) to disclose any Seller Proprietary Information, Buyer shall provide Seller with prompt notice of such requirement in order to afford Seller an opportunity to seek an appropriate protective order. Buyer shall cooperate with Seller in an effort to obtain such a protective order, and shall if appropriate allow Seller to intervene or appear in any proceeding in order to protect the confidentiality of the Seller Proprietary Information. However, if Seller is unable to obtain or does not seek such a protective order, and Buyer is, in the opinion of counsel, compelled to disclose the Seller Proprietary Information under penalty of liability for contempt, censure or penalty, disclosure of such Seller Proprietary Information may be made without liability, but only to the extent that Buyer is so compelled to disclose the Seller Proprietary Information in response to such process.

              (c) Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, any such information relating to the tax treatment or tax structure shall be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

              (d) The foregoing notwithstanding, Buyer’s obligations of confidentiality as set forth in the Confidentiality Agreement between Buyer and Seller shall survive and continue until the Closing Date and, if the Closing does not occur, such obligations shall survive and continue in accordance with the terms of such Confidentiality Agreement.

              (e) For the purposes of this Section 5.13, “Seller Proprietary Information” means any and all information regarding Seller, not relating to the Acquired Assets and the Business, together with all information relating to the Excluded Assets or the Retained Obligations under this Agreement or the Additional Purchase Agreement, which has not been or is not generally made available to the public by Seller prior to the Closing Date.

              (f) The Parties acknowledge that any breach of this Section 5.13 could result in irreparable harm that might not be adequately compensated by damages, and expressly recognize Seller’s right to immediate injunctive relief in the event of the breach of this Section 5.13, in addition to any and all other remedies and damages available to Seller at law or in equity.

              5.14 Brokers Fees. Seller shall be responsible for and shall pay any financial advisory fee, brokerage commission, finder’s fee, or like payment payable to any broker, agent, advisors, or other Persons acting on behalf of Seller or under their authority in connection with the transactions contemplated hereby. Buyer shall be responsible for any such similar fees payable to any financial advisor acting on behalf of Buyer.

              5.15 Supplemental Disclosures.

              (a) By Seller. Between the date of the Agreement and the Closing Date, Seller will promptly notify Buyer in writing if to Seller’s Knowledge, there occurs any event, fact, or condition, Including a Total Loss or other loss or casualty that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of the Agreement, or if Seller becomes aware of the occurrence after the date of the Agreement of any fact or condition, Including a Total Loss or other loss or casualty, that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, and Seller shall use commercially reasonable efforts to prevent or promptly remedy the same. Seller shall also notify Buyer in writing if Seller becomes aware of any Material Adverse Change, and Seller shall use commercially reasonable efforts to prevent or promptly remedy the same. Should any such fact or condition require any change in any of the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence to Seller’s Knowledge of any Breach of any covenant of Seller in this Article 5 or of the occurrence to Seller’s Knowledge of any event that may prevent satisfaction of the conditions in Article VII. Except as provided in Section 5.15(c), Buyer shall have no obligation to accept such supplement to the Disclosure Schedules or waive Breach of any of Seller’s representations, warranties or covenants in this Agreement or the occurrence of any event that may prevent satisfaction of the conditions in Article VII.

              (b) By Buyer. From the date hereof through and including the Closing Date, Buyer agrees to notify Seller promptly if Buyer obtains knowledge that any representation or warranty of Buyer or Seller in this Agreement or any agreement contemplated hereby or information set forth in the Disclosure Schedules hereto is not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Disclosure Schedules to this Agreement; provided, that any such knowledge and/or disclosure shall not affect Buyer’s rights to terminate this Agreement or to assert an indemnification claim against Seller following the Closing Date, to the extent that Buyer is entitled to such remedies hereunder.

              (c) Seller may, in the Ordinary Course of Business, prior to Closing, replace any Vehicle or item of Equipment listed in Schedule 2.1(a) with a substitute Vehicle or Equipment item of equal or better condition and capability, and in such event, Seller may amend the Disclosure Schedule to reflect such change; provided, however that Seller shall provide written notice to Buyer of any substitution of Vehicles or Equipment in excess of $10,000 individually. If any of the Assigned Contracts, other than a Contract listed on Schedule 5.10, should expire or be terminated under its provisions prior to Closing, other than as a reason of a default by Seller, then Seller may amend Schedule 3.11 to reflect such change. Seller may add to Schedule 3.11 any new or replacement Contracts entered into by Seller prior to Closing, in the Ordinary Course of Business with respect to operation of the Business in accordance with past practices, other than any agreements with (i) any affiliate of Seller, (ii) any agreements whereby Seller incurs future obligations as settlement of past liabilities, (iii) any agreements respecting the incurrence of debt for borrowed money or affixing a lien or encumbrance on any of the Acquired Assets, (iv) any agreements not cancelable by Seller on 90 days notice. Any new or replacement Contracts added pursuant to this subsection (c) shall become Assigned Contracts, provided that such changes do not result in the occurrence of a Material Adverse Change. Seller may amend Schedule 3.7 to reflect mailers revealed in any Phase I Environmental Assessments performed by Buyer, subject to Buyer’s right to terminate this Agreement pursuant to Articles XII.

              (d) This Section 5.15 shall not apply with respect to any Real Property title matters, which are governed by Section 5.22.

              5.16 [Omitted.]

              5.17 Post-Closing Non-Competition Covenant. Neither Seller nor Seller’s Guarantor, nor any of their Affiliates, shall for a period of three (3) years after Closing engage directly or indirectly (whether, without limitation, individually or as a partner, joint venturer, shareholder, financier or lender of any entity) in any business which is the same as, substantially the same as, or substantially similar to the Acquired Assets and Business being transferred to Buyer hereunder or the “Acquired Assets” and “Business” being transferred to Midstream under the Additional Purchase Agreement within the limits of the counties or parishes adjacent to the U.S. Gulf of Mexico Coastline and Harris County, Texas, Orleans Parish, Louisiana and Jefferson Parish, Louisiana. Further, neither Seller, nor Seller’s Guarantor, nor any of their Affiliates shall solicit directly or indirectly (whether, without limitation, individually or as a partner, joint venturer, shareholder, financier or lender of any entity) any current customers of Seller for any business related to the Business in competition with Buyer for such three (3) year period and within such specified territory; provided however, that nothing in this Section 5.17 shall restrict in any manner either Seller, Seller’s Guarantor, or any of Seller’s or Seller’s Guarantor’s Affiliates from engaging in the business of (i) the Bunkering of petroleum products, or (ii) refining, distributing and marketing petroleum products, other than the distribution and marketing of such products in the manner which would compete with the Business or the use of the Acquired Assets and the Business by Buyer. Seller recognizes and agrees that any violation of these covenants will result in irreparable harm to Buyer for which money damages will not alone be an adequate remedy and that Buyer shall be entitled to equitable relief without the necessity of posting any bond therefor. Each of Seller, Seller’s Guarantor, and their respective Affiliates acknowledges and agrees that: (i) the scope of this Section 5.17 in time, geography and types and limits of activities is reasonable and no greater than required for the protection of the legitimate business interests of Buyer in the Acquired Assets and the Business; (ii) it imposes no undue hardship on any of Seller, Seller’s Guarantor, or any of their respective Affiliates; and (iii) if this Section 5.17 is found by any court having jurisdiction to be too broad in scope, whether as to activities, time period, geographic area or otherwise, this Section 5.17 will nevertheless remain effective but will be considered amended to the extent considered by such court to be reasonable, and will be fully enforceable as so amended.

              5.18 Removal of Seller Marks. Buyer agrees that, within six (6) months after the Closing Date, Buyer shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, Vessel names, Vehicle identifications, logos, identifications, drum and tank markings, advertisements or other media containing any of Seller’s corporate or company names, service marks, trade names, trade dress or other indicia of origin of Seller, located on or appurtenant to any of the Acquired Assets.

              5.19 Seller’s Access to Books and Records and Personnel. For a period of seven years from the Closing Date (or such longer period as may be requited by any Governmental Body or requested by Seller in connection with disputes or litigation):

              (a) Buyer shall neither dispose of nor destroy any of the books and records delivered to Buyer in connection with the Closing without first offering to turn over possession thereof to Seller, by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction;

              (b) Buyer shall allow Seller and their agents reasonable access to such books and records during normal working hours at the offices of Buyer at which such books and records are located;

              (c) Buyer shall make available to Seller upon written request therefor (i) copies of any such books and records, (ii) Buyer’s personnel to assist Seller in locating and obtaining any such books and records, and (iii) any of Buyer’s personnel who were employed by Seller prior to the Closing Date and whose assistance or participation is reasonably required by Seller in connection with existing or future litigation, tax returns or other matters in which Seller is involved relating to the Business, to Seller’s ownership of the Acquired Assets, to the Retained Obligations or to a matter for which Seller is an Indemnitor under Article 10. Seller shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer in performing the covenants contained in this Section 5.19; and

              (d) Seller’s access under this Section 5.19 shall not unreasonably interfere with Buyer’s continuing operations or business and shall be subject to Buyer’s customary safety and security policies and shall be subject to any legal privileges that may then be applicable.

              5.20 Buyer’s Access to Books and Records and Personnel. For a period of seven years from the Closing Date (or such longer period as may be required by any Governmental Body or requested by Seller in connection with disputes or litigation):

              (a) Seller shall neither dispose of nor destroy any of the books and records (other than e-mail records or records regarding the conduct of the Business at times prior to seven years prior to the Closing Date) retained by Seller relating to the ownership or operation of the Acquired Assets or the Business without first offering to turn over possession thereof to Buyer, by written notice to Buyer at least 30 days prior to the proposed date of such disposition or destruction;

              (b) Seller shall allow Buyer and their agents, reasonable access to such books and records during normal working hours at the offices of Seller at which such books and records are located;

              (c) Seller shall make available to Buyer upon written request therefor (i) copies of any such books and records, (ii) Seller’s personnel to assist Buyer in locating and obtaining any such books and records, and (iii) any assistance or participation reasonably required by Seller in connection with existing or future litigation, tax returns or other matters in which Buyer is involved, relating to the Business, to Seller’s ownership of the Acquired Assets, to the Assumed Obligations or to a matter for which Buyer is an Indemnitor under Article 10. Buyer shall reimburse Seller for the reasonable out-of-pocket expenses incurred by Seller in performing the covenants contained in this Section 5.20; and

              (d) Buyer’s access under this Section 5.20 shall not unreasonably interfere with Seller’s continuing operations or business and shall be subject to Seller’s customary safety and security policies and shall be subject to any legal privileges that may then be applicable.

              5.21 Post-Closing Matters: Accounting. The Parties acknowledge that Seller is not assigning to Buyer any accounts receivable and that, although customers will be notified promptly of changes in payment procedures, revenues may be received by either Party attributable to performance under Assigned Contacts either to periods prior to or following the Closing. Buyer and Seller agree, consistent with their normal business practices, to cooperate in collecting and accounting for accounts receivable earned prior to the Closing Date and to ensure that any receipts attributable to any period prior to the Closing received by Buyer and any receipts attributable to any period after Closing received by Seller shall be promptly accounted for and remitted to the appropriate Party. After Closing, Buyer shall provide all such assistance and cooperation as may be reasonably requested by Seller, in order to allow Seller to collect receivables attributable to any period prior to the Closing. Seller shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer in providing such assistance. The Parties further agree to develop a procedure on or prior to Closing to implement the foregoing. Such procedure shall include provision for identifying and matching payments received and remitting periodically funds collected from customers which are due the other Party.

              5.22 Title Matters.

              (a) Within twenty (20) days following the date of this Agreement, Seller shall cause the Title Company to issue, and shall deliver to Buyer a current Title Commitment (i) for each parcel of Owned Real Property, (ii) for each parcel of Leased Real Property for which a Title Commitment and Title Policy are to be provided as indicated on Schedule 3.9(b), and (iii) to the extent not covered by (i) or (ii) above, for each parcel constituting Class One Real Property, which reflects the condition of title that will be transferred at the Closing. Section 5.22 (b) shall govern with respect to title matters affecting Class One Real Property, and Section 5.22(c) shall govern with respect to title matters affecting Class Two Real Property. In addition, Seller shall use its commercially reasonable efforts (which shall not require the expenditure of funds in excess of $10,000) to cause the Title Company to issue, and shall use its commercially reasonable efforts to deliver to Buyer a current Title Commitment for the Leased Real Property covered by that certain Full Terminal Service Agreement dated effective August 1, 1997, between Eagle Operations Coordinators, Inc. and Tesoro Coastwide Services Company, as amended (the “Berwick Leased Real Property”) within thirty (30) days following the date of this Agreement. To the extent such Title Commitment is obtained for the Berwick Leased Real Property, the Berwick Leased Real Property shall be considered Leased Real Property constituting Class One Real Property, and the provisions of subsection (b) below shall be applicable to the Berwick Leased Real Property. In the event a Title Commitment is obtained for the Berwick Leased Real Property later than the twenty (20) days after the date of this Agreement, then either Party may extend the Closing Date to a date not later than November 31, 2003 by providing written notice to the other Party.

              (b) Class One Real Property.

        (i) Within five (5) Business Days after Buyer’s receipt of the Title Commitments referred to in Section 5.22(a) above, or for Title Commitments received prior to the date hereof, within five (5) Business Days of the date hereof, pertaining to any Class One Real Property, Buyer may object to any title matter reflected thereon by written notice to Seller, provided that the title matter (A) would materially and adversely affect the ability of the Buyer to conduct business at the subject Real Property in the manner in which it is currently being conducted by Seller, or (B) would materially reduce the fair market value of the subject Owned Real Property, or (C) would materially reduce the fair market value of Seller’s leasehold interest in the subject Leased Real Property, and (D) was not caused directly or indirectly by Buyer. If Buyer fails to so notify Seller of any title matter reflected on a Title Commitment pertaining to any Class One Real

Property, or if any such title matter is not properly objectionable (as specified above), then such title matter shall be deemed accepted by Buyer. If Buyer properly objects in writing within the twenty-day period, Seller shall, at its expense, use commercially reasonable efforts to cure the title matter objected to by causing the Title Company to either: (A) remove such matter from the Title Commitment in its entirety, or (B) provide express insurance coverage with respect to such matter reasonably acceptable to Buyer. Seller shall notify Buyer of its election at least three (3) Business Days (or as soon as reasonably possible once the Closing Date is established) prior to the Closing and, in the event the Title Commitment is so revised, provide Buyer with a new Title Commitment reflecting either (i) the removal of the objectionable matter from the Title Commitment or (ii) reflecting the express insurance coverage. All title matters accepted or deemed accepted pursuant to this Section 5.22(b) shall become Permitted Encumbrances.

        (ii) Within five (5) days after discovery, either party shall inform the other in writing of any new title matter concerning any Class One Real Property that arises for the first time after the date of this Agreement and before the Closing and is not reflected in any Title Commitment pertaining to any Class One Real Property. If the new title matter meets the criteria for objectionability set out in Section 5.22(b)(i), and is a title matter that will be reflected on the applicable Title Commitment as an exception to coverage, then Buyer may object thereto by written notice to Seller within five (5) Business Days after Buyer’s initial discovery or Buyer’s receipt of notice from Seller as to such new title matter. If Buyer fails to so notify Seller, or if the new title matter is not properly objectionable (as specified above), then such new title matter shall be deemed accepted by Buyer. If Buyer properly objects in writing within five (5) Business Days Seller shall, at its expense, use commercially reasonable efforts to cure the title matter objected to by causing the Title Company to either: (A) remove such matter from the Title Commitment in its entirety, or (B) provide express insurance coverage with respect to such matter reasonably acceptable to Buyer. Seller shall notify Buyer of its election at least three (3) Business Days (or as soon as reasonably possible once the Closing Date has been established) prior to the Closing. All title matters accepted or deemed accepted pursuant to this Section 5.22(b)(ii) shall become Permitted Encumbrances. If the new title matter is discovered by or disclosed to Buyer later than ten (10) days prior to Closing, the Closing Date may, at the option of either Party, be extended for up to ten (10) days, such option to be exercised by notice to the other party which shall specify the new Closing Date.

        (iii) Within twenty (20) days following the date of this Agreement Seller shall, at its expense, obtain new or updated surveys of (A) each parcel of the Owned Real Property that is Class One Real Property and (B) each parcel of Leased Real Property that is Class One Real Property. In the event a Title Commitment is obtained for the Berwick Leased Real Property, Seller shall provide a new survey thereof within thirty (30) days following the date of this Agreement. Each Survey of Class One Real Property located in Texas shall be a Texas Board of Professional Land Surveyors Surveyor’s Manual Condition II Land Title Survey. Each Survey of Class One Real Property located in Louisiana shall be a Class B Property Boundary Survey meeting the minimum surveying standards established by the Louisiana Professional Engineering and Land Surveying Board. All Surveys shall specify the location of all improvements and encroachments as well as easements and rights of way and all other exceptions to title which are reflected on the applicable Title Commitment and may be reasonably shown on the Survey. Upon completion of each Survey, Seller shall deliver to Buyer five (5) copies thereof. Any title matter meeting the criteria set forth in Section 5.22(b)(i) and revealed by a Survey of Class One Real Property shall be subject to the same procedures for new title matters specified in Section 5.22(b)(ii).

        (iv) In the event Buyer properly objects to a title matter pursuant to Sections 5.22(b)(i), 5.22(b)(ii) or 5.22(b)(iii) and Seller is unable to cure such matter in accordance with the provisions of Section 5.22(b)(i) or Section 5.22(b)(ii), as the case may be, then Buyer may, by notice to Seller delivered prior to Closing, terminate this Agreement and the Deposit shall be returned to Buyer.

              (c) Class Two Real Property.

        (i) Within five (5) Business Days after Buyer’s receipt of a Title Commitment pertaining to Class Two Real Property (excluding the Venice Site), or for Title Commitments received prior to the date hereof, within five (5) Business Days of the date hereof) Buyer may object to any title matter reflected thereon by written notice to Seller, provided that the title matter (A) would materially and adversely affect the ability of the Buyer to conduct business at the subject Owned Real Property manner in which it is currently being conducted by Seller or (B) would materially reduce the fair market value of the subject Real Property, (C) would materially reduce the fair market value of Buyer’s leasehold interest in the subject Leased Real Property, (D) is not a Permitted Encumbrance, and (E) was not caused directly or indirectly by Buyer. If Buyer fails to so notify Seller of any title matter reflected on a Title Commitment pertaining to Class Two Real Property, or if any such title matter is not properly objectionable (as specified above), then such title matter shall be deemed accepted by Buyer. If Buyer properly objects in writing within the five (5) Business Day period, Seller shall elect to do one of the following at its expense: (A) cure such matter by causing the Title Company to remove such matter from the Title Commitment in its entirety (B) cure such matter by causing the Title Company to provide express insurance coverage with respect to same reasonably acceptable to Buyer; or (C) indemnify Buyer against such new exception in form and substance reasonably acceptable to Buyer. Seller shall notify Buyer of its election at least three (3) Business Days (or as soon as reasonably possible once the Closing Date is established) prior to the Closing and, unless Seller elects to indemnify Buyer, provide Buyer with a new Title Commitment reflecting either (i) the removal of the objectionable matter from the Title Commitment or (ii) reflecting the express insurance coverage. If Seller elects to indemnify Buyer then Seller shall deliver to Buyer at Closing an indemnity agreement reasonably satisfactory to Buyer and complying with this Section 5.22(c)(i) with regard to a title matter objected to by Buyer. Upon Seller’s compliance with its obligations under this Section 5.22(i) with regard to a title matter objected to by Buyer such matter shall be deemed accepted by Buyer. All title matters accepted or deemed accepted pursuant to this Section 5.22(c)(i) shall become Permitted Encumbrances.

        (ii) Within five (5) Business Days after discovery, either party shall inform the other in writing of any new title matter affecting any Class Two Real Property (excluding the Venice Site) that arises for the first time after the date of this Agreement and before the Closing and is not reflected in any Title Commitment pertaining to Class Two Real Property. If the new title matter (A) would materially and adversely affect the ability of the Buyer to conduct business at the subject Real Property in the manner in which it is currently being conducted by Seller, or (B) would materially reduce the fair market value of the subject Owned Real Property, or (C) would materially reduce the fair market value of Seller’s leasehold interest in the subject Leased Real Property, and (D) is a title matter that will be reflected on the applicable Title Commitment as an exception to coverage, and (E) was not caused directly or indirectly by Buyer, then Buyer may object thereto by written notice to Seller within five (5) Business Days after Buyer’s initial discovery or Buyer’s receipt of notice from Seller as to such new title matter. If Buyer fails to so notify Seller, or if the new title matter is not properly objectionable (as specified above), then such new title matter shall be deemed accepted by Buyer. If Buyer properly objects in writing within the five (5) Business Day period, Seller shall elect to do one of the following at its expense: (A) cure such matter by causing the Title Company to remove such matter from the Title Commitment in its entirety (B) cure such matter by causing the Title Company to provide express insurance coverage with respect to same reasonably acceptable to Buyer; or (C) indemnify Buyer against such new exception in form and substance reasonably acceptable to Buyer. Seller shall notify Buyer of its election at least three (3) Business Days (or as soon as reasonably possible once the Closing Date has been established) prior to the Closing and, unless Seller elects to indemnify Buyer, provide Buyer with a new Title Commitment reflecting either (i) the removal of the objectionable matter from the Title Commitment or (ii) reflecting the express insurance coverage. If Seller elects to indemnify Buyer than Seller shall deliver to Buyer at Closing an indemnity agreement reasonably satisfactory to Buyer and complying with this Section 5.22(c)(ii) with regard to a title matter objected to by Buyer. Upon Seller’s compliance with its obligations under this Section 5.22(c)(ii) with regard to a title matter objected to by Buyer such matter shall be deemed accepted by Buyer. All title matters accepted or deemed accepted pursuant to this Section 5.22(c)(ii) shall become Permitted Encumbrances. If the new title matter is discovered by or disclosed to Buyer later than ten (10) days prior to Closing, the Closing Date may, at the option of either party, be extended for up to ten (10) days, such option to be exercised by notice to the other party which shall specify the new Closing Date.

        (iii) Within twenty (20) days following the date of this Agreement, Seller shall, at its expense, obtain new or updated surveys of (A) each parcel of the Owned Real Property that is Class Two Real Property, and (B) each parcel of Leased Real Property that is Class Two Real Property for which a Survey is to be provided as indicated on Schedules 3.9(a) and (b). All Surveys shall specify the location of all improvements and encroachments as well as easements and rights of way and all other exceptions to title which are reflected on the applicable Title Commitment and may be reasonably be shown on the Survey. Each Survey of Class Two Real Property located in Texas shall be a Texas Board of Professional Land Surveyors Surveyor’s Manual Condition II Land Title Survey. Each Survey of Real Property located in Louisiana shall be a Class B Property Boundary Survey meeting the minimum surveying standards established by the Louisiana Professional Engineering and Land Surveying Board. Upon completion of each Survey, Seller shall deliver to Buyer five (5) copies thereof. Any title matter meeting the criteria set forth in Section 5.22(c)(i) and revealed by a Survey of Class Two Real Property (excluding the Venice Site), shall be subject to the same procedures for new title matters specified in Section 5.22(c)(ii).

        (iv) For purposes of this Section 5.22(c), any title or Survey matter which Buyer properly objects to and which is not cured by Seller prior to Closing in accordance with Section 5.22(c)(i) or Section 5.22(c)(ii), as the case may be, shall be referred to herein as an “Uncured Title Matter.” In the event the reasonable cost of curing all Uncured Title Matters together with any reduction in the fair market value of any Uncured Title Matters that have not been cured exceeds, in the aggregate, $1,000,000.00, then Buyer may, by notice to Seller delivered prior to Closing, terminate this Agreement and the Deposit shall be returned to Buyer.

              (d) Notwithstanding any provision herein to the contrary, Seller shall be obligated to obtain the release of, or otherwise cause the Title Company to issue its Title Policy that does not except from coverage, any mortgage lien, mechanic’s lien, judgment lien or similar encumbrance securing the payment of monetary obligation(s) owed or alleged to be owed by Seller which is reflected on any Title Commitment or update thereto.

              (e) At Closing, Seller shall cause the Title Company to issue, (i) as to each parcel of Owned Real Property being conveyed by Seller, and (ii) for each parcel of Leased Real Property, including the Berwick Leased Real Property to the extent that a Title Commitment was obtained pursuant to Section 5.22(a) above, for which a Title Commitment and Survey are to be provided as indicated on Schedule 3.9(b) and for which any required Consents have been obtained, in an amount as set forth on Schedule 5.22(e) hereto, Title Policies consistent with the Title Commitments. Seller shall be responsible for payment of the basic premium for the Title Policies and the cost of any express insurance provided pursuant to Sections 5.22(b) or 5.22(c), and Buyer shall be responsible for the payment of any additional premiums for all other special modifications or endorsements requested by Buyer.

              (f) At Closing, Seller shall (i) convey to Buyer, by Special Warranty Deed substantially in the form of Exhibit D, Seller’s right, title and interest to all Owned Real Property located in Texas, (ii) convey to Buyer, by Amended Act of Cash Sale substantially in the form as attached as Exhibit E, Seller’s right, title and interest in all Owned Real Property located in Louisiana, with the exception of the Venice Site, which shall be conveyed by Quitclaim Deed substantially in the form as attached as Exhibit E, and (iii) to the extent any required Consents have been obtained, assign to Buyer Seller’s right, title and interest in the Leases, and Buyer shall assume the same, by Assignment and Assumption Agreement substantially in the form attached as Exhibit G.

              (g) As to matters affecting title to the Title Policy Real Property, Seller’s indemnification obligation pursuant to Section 10.1(i) shall apply only to those Losses the Title Company is unable to pay.

              (h) The matters set forth on Schedule 3.9(c) shall be Permitted Encumbrances; provided, however, that in the event Buyer receives, after the date hereof, title information reflected on a new or updated Title Commitment or Survey in addition to title information provided to Buyer prior to the date hereof which, in Buyer’s commercially reasonable judgment, causes any matter set forth on Schedule 3.9(c) to be objectionable under the standards set out in Sections 5.22(b) or 5.22(c), as applicable, then such matter shall not be a Permitted Encumbrance under this Section 3.9(h).

              (i) In the event Buyer desires to terminate this Agreement pursuant to this Section 5.22 and there is a dispute between Seller and Buyer as to whether Buyer may do so, and such dispute cannot be resolved within five (5) business days after written notice of such disagreement, such matter shall be referred to three mutually agreeable independent arbitrators (the “Umpires”) who shall consist of the following: (i) one Umpire shall be an attorney who is Board Certified by the Texas Board of Legal Specialization in Commercial Real Estate Law, has practiced law for more than 15 years, and has never represented any party to the dispute, (ii) one Umpire shall be a real estate financial specialist with at least 15 years experience, and (iii) one Umpire shall be an executive officer of a business with substantial real property experience. If Seller and Buyer cannot promptly agree upon the Umpires, then Seller and Buyer shall promptly arbitrate the matter of the selection of the Umpires before the American Arbitration Association (“AAA”) in accordance with the Rules of the AAA for the Real Estate Industry and utilizing the AAA’s Expedited Procedures and a single arbitrator, at the AAA office located in Dallas, Texas. Buyer and Seller shall share equally in the costs of the AAA and the Umpires. Buyer and Seller shall submit all non-privileged relevant information, including third party work product, other reports and supporting documentation, to the Umpires. Both Buyer and Seller shall have a right to make an oral presentation to the Umpires. The Umpires shall consider all information submitted to it to make the final determination, but shall not perform any additional title examination, surveys or other site work, unless expressly agreed to by Buyer and Seller. The Umpires’ determination, which shall require only a majority vote of the Umpires, shall be delivered within fifteen (15) working days of the date the matter is submitted for its determination, and shall be binding. If the foregoing procedure has not been completed by the Closing Date, then the Closing Date shall be extended to a date mutually acceptable to Seller and Buyer or, if Seller and Buyer are unable to agree, to the date that is ten (10) days following the date the dispute is resolved.

              (j) In the event there is a dispute between the Parties with regard to any matter addressed in this Section 5.22 other than Buyer’s right to terminate this Agreement, (A) Closing shall occur in accordance with all other provisions of this Agreement, (B) the matter in dispute shall be submitted to binding arbitration before the AAA in accordance with the procedures set out in Section 5.22(i) promptly after Closing, and (C) the Parties shall take such post-Closing actions as may be required by the arbitrator.

              5.23 Special Audit. Seller acknowledges that Buyer will retain independent auditors to conduct an audit of the Acquired Assets, the Business and the “Acquired Assets” under the Additional

Purchase Agreement. The audit will be conducted in order to permit Buyer to prepare financial statements that are required to be publicly disclosed by MMLP under the Securities Exchange Act of 1934, as amended. Seller will cooperate with, make information available to, and meet and consult with Buyer and Buyer’s auditors in order to allow Buyer to complete such audit. Seller shall pay the first $100,000 of fees and costs associated with such audit and Buyer will pay all fees and costs associated with such audit in excess of $100,000.

              5.24 Environmental Deficiencies. Prior to the Closing, Seller shall make application to obtain the Permits set forth on Schedule 5.24(a). Such environmental deficiencies shall be deemed to be cured when the Acquired Asset affected by such environmental deficiency is able to be used in the Business as if such environmental deficiency did not exist. The cost of curing all environmental deficiencies pursuant to this Section 5.24 shall be subject to the limitations of Section 11.1(d) of this Agreement.

ARTICLE VI — CONDITIONS TO SELLER’S OBLIGATION TO SELL THE ACQUIRED ASSETS.

              The obligation of Seller to sell the Acquired Assets shall be subject to the satisfaction of each of the following conditions, each of which may be waived, in whole or in part, in the sole discretion of Seller, by a written instrument signed by Seller:

              6.1 Representations, Warranties and Covenants. The representations and warranties of Buyer set forth in Article 4 shall be true in all respects, as of the Closing with the same effect as though made at the Closing Date; and Buyer shall in all respects have performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

              6.2 Consents. Seller shall have obtained all required Consents, set forth on Schedule 5.10.

              6.3 Payment of Cash Portion of Purchase Price. At Closing, Buyer shall have tendered payment of the balance of the Base Consideration and the Estimated Price of Inventory, adjusted in accordance with the provisions of Section 9.2(d) of the Agreement.

              6.4 Closing Documents. At Closing, Buyer shall have delivered to Seller the documents listed in Section 9.2.

              6.5 Additional Purchase Agreement. All conditions to Seller’s obligations to sell assets under the Additional Purchase Agreement shall have been satisfied or waived by Seller, as provided under the Additional Purchase Agreement.

ARTICLE VII — CONDITIONS TO MMLP’S AND BUYER’S OBLIGATIONS TO PURCHASE THE ACQUIRED ASSETS.

              The obligations of MMLP and Buyer to purchase the Acquired Assets shall be subject to the satisfaction of each of the following conditions, each of which may be waived, in whole or in part, in the sole discretion of MMLP and Buyer, by a written instrument signed by MMLP and Buyer:

              7.1 Representations, Warranties and Covenants. The representations and warranties of Seller set forth in Article III, and all other representations and warranties of Seller contained herein shall be accurate, true, and complete in all respects, as of the Closing with the same effect as though made on the Closing Date, but subject to Section 8.3, without giving effect to any supplemental disclosures to the Disclosure Schedules other than those contemplated by Section 5.15(c) and Section 3.7 (to the extent any update is made with respect to the Phase I Environmental Assessment conducted by Buyer) of this Agreement. Seller shall in all respects, but subject to Section 8.3, have performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by Seller on or prior to the Closing Date.

              7.2 No Material Changes in Business or Acquired Assets. From the date of the Agreement through the Closing Date, but subject to the provisions of Section 8.3 of this Agreement, there shall not have occurred any Material Adverse Change with respect to the Business or the Acquired Assets together with the “Acquired Assets” under the Additional Purchase Agreement.

              7.3 Closing Documents. At Closing, Seller shall have delivered to Buyer the documents listed in Section 9.3.

              7.4 Consents. Seller shall have obtained all required Consents set forth on Schedule 5.10.

              7.5 Uncured Title Matters. Seller shall have cured any title matters that Seller is required to cure pursuant to Section 5.22(b) with respect to the Class One Real Property.

              7.6 Critical Assets. All of the Critical Assets shall be in good repair and condition, ordinary wear and tear excepted, so as to permit the continued use and operation of the Business consistent with Seller’s past practices.

              7.7 Additional Purchase Agreement. All conditions the Midstream’s obligations to purchase assets under the Additional Purchase Agreement shall have been satisfied or waived by Midstream, as provided under the Additional Purchase Agreement.

ARTICLE VIII — CONDITIONS TO OBLIGATIONS OF ALL PARTIES

              The obligations of the Seller to sell, and the Buyer to purchase, the Acquired Assets shall be subject to the following additional conditions:

              8.1 Notifications.

              (a) At least two business days prior to the Closing Date, Seller shall provide Buyer with the following information:

(i) Wire transfer instructions, designating the account information where the cash portion of the Purchase Price is to be delivered;

(ii) A statement reflecting the proration of ad valorem taxes and other prepayments to be included in the adjustments at Closing with respect to the Acquired Assets under this Agreement and the Additional Purchase Agreement; and

(iii) A statement of the Estimated Price of Inventory, in accordance with Exhibit B.

              8.2 Action or Proceeding. There must not be any pending or threatened Proceeding against Buyer or Seller, or against any Affiliate of Buyer or Seller, (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated under this Agreement and the Additional Purchase Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated under this Agreement and the Additional Purchase Agreement.

              8.3 Exceptions for Changes or Defects in Acquired Assets.

              (a) Except as otherwise provided in this Agreement, any Breaches of Seller’s representations and warranties set forth in Article 3 or any Loss or casualty, including any Total Loss, any reduction in the Purchase Price, and any changes in the Disclosure Schedules made pursuant to Section 5.15(c) shall be Conditions to Closing for either Buyer or Seller, if and only if the effect of such matters in the aggregate would result in a Material Adverse Change to Business or the Acquired Assets.

              (b) The provisions of Section 8.3(a) shall not apply to Breaches of Sections 3.1 or 3.2.

              (c) Any Breaches in the representations and warranties in Section 3.9 concerning title to the Real Property, shall be conditions to Closing only to the extent provided in Section 5.22, provided however, that the effect of any such Breaches may be included within the aggregate effect to determine if a Material Adverse Change has occurred as set forth in Section 8.3(a). Seller may amend Schedule 3.9(c) to the extent that any title defect is deemed to be a Permitted Encumbrance under Sections 5.22(b) or (c) or is resolved as an Uncured Title Matter in accordance with Section 5.22(c)(iv).

              8.4 Additional Purchase Agreement. The transactions contemplated by the Additional Purchase Agreement shall be completed simultaneously with the Closing of this Agreement.

ARTICLE IX — CLOSING.

              9.1 General. The Closing shall, unless another date or place is agreed to in writing by the Parties hereto, take place on the Closing Date, if all conditions to the purchase and sale of such Acquired Assets have been satisfied or waived on or before such date, or, if this Agreement has not been terminated pursuant to Article XII, as soon as practicable following the satisfaction or waiver of all such conditions if all such conditions have not been satisfied or waived on or before such date.

              9.2 Buyer’s Closing Documents and Payment. Buyer shall deliver to Seller at the Closing the following:

(a) An assignment and assumption agreement, in the form of Exhibit G, executed by Buyer, with respect to the Assigned Contracts being assigned to Buyer;

(b) Resolutions of the general partner of Buyer authorizing the transaction described in the Agreement;

(c) A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in the Agreement was true, complete, and accurate in all respects as of the date of the Agreement and is true, complete, and accurate in all respects as of the Closing Date as if made on the Closing Date and that Buyer has complied with all of its covenants to be performed under the Agreement prior to Closing;

(d) Payment by wire transfer of $24,537,000, as the remaining cash portion of the Base Consideration, as adjusted for the following:

(i) any adjustments to the Base Consideration resulting from an exercise of a Preferential Right Purchase, as provided in Section 2.7, or lost or damaged Acquired Assets, as provided in Sections 2.3(b), 2.5, and 5.22; and

(ii) prorations for Taxes and prepayments, as provided in Article XIV;

(e) Payment of the Estimated Price of Inventory;

(f) The Buyer’s Partner Guarantee; and

(g) Other documents reasonably required by Seller or its counsel in order to more fully consummate the transactions contemplated by the Agreement.

              9.3 Seller’s Closing Documents. Seller shall deliver to Buyer at the Closing the following:

(a) Copies of all third-party Consents and notices or other evidence reasonably satisfactory to Buyer of waiver of Preferential Purchase Rights identified on Schedule 5.10, together with any other governmental or third party Consents and waivers Seller has received prior to Closing;

(b) The instruments of assignment and conveyance of the Real Property and, to the extent any required Consents have been obtained, the Leases as provided in Section 5.22(f) hereof;

(c) An assignment and assumption agreement, in substantially the form of Exhibit G, executed by Seller, assigning all of Seller’s right title and interest in and to the Assigned Contracts (other than the Leases), except for any such right, title and interest which is an Excluded Asset at the time of Closing, and for any Contract (other than one of the Leases) which remains an Excluded Asset at Closing because Consent to assignment has not been obtained, as provided for in Section 5.10, then other documentation reasonably satisfactory to Buyer providing the equivalent economic benefits thereof;

(d) For Acquired Assets which are Tangible Personal Property, the following instruments, each warranting good title, free and clear of Encumbrances except Permitted Encumbrances:

(i) two (2) original notarized Bills of Sale for the Acquired Assets which are not Real Property, Leases, Contracts, Vessels or Vehicles;

(ii) two original notarized Bills of Sale for each of the Vessels in a form recordable with the United States Coast Guard, in substantially the form of Exhibit H hereto;

(iii) transfers of Certificate of Title for all Vehicles, each executed by Seller and in form reasonably satisfactory to the Buyer;

(e) Any and all United States Coast Guard documentation reasonably required in connection with the transactions contemplated by the Agreement;

(f) All plans, technical manuals, certificates, and drawings of the Acquired Assets in Seller’s possession;

(g) Assignment of all Permits included in the Acquired Assets;

(h) UCC-3’s and releases of deeds of trust or mortgages and all other satisfactions or releases of any Encumbrances against the Acquired Assets, except Permitted Encumbrances, sufficient to convey clear title to the Acquired Assets to Buyer, but subject to, with respect to the Real Property, the Permitted Encumbrances;

(i) Resolutions of Seller’s members and managers authorizing the transactions described in the Agreement;

(j) Assignments of any Insurance Claims (whether for damages known to exist at this time or which may occur on or prior to the Closing and which may be discovered at any time in the future with respect to the Acquired Assets);

(k) Certificates of Good Standing for Seller in all jurisdictions where Seller owns assets or operates;

(l) A certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in the Agreement was accurate in all respects as of the date of the Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedules that were delivered by Seller to Buyer and accepted by Buyer prior to the Closing Date in accordance with Sections 5.15 or 8.3), and that Seller has complied in all respects with all of its covenants to be performed under the Agreement prior to Closing;

(m) The Seller’s Parent Guarantee;

(n) The books and records of the Business included within the Acquired Assets; and

(o) Other documents reasonably required by Buyer or its counsel in order to more fully consummate the transactions contemplated by the Agreement.

ARTICLE X — INDEMNIFICATION.

              10.1 By Seller. (a) Seller shall defend, indemnify, and hold harmless Buyer and its managers, members, controlling persons, and Affiliates against, any and all Losses, Including Seller EHS Liabilities except for Seller EHS Liabilities for corrective action and/or remediation of soil, groundwater, tanks, equipment or other real or personal property covered by Section 10.5, incurred or suffered by Buyer or any affiliate of Buyer (i) resulting from the Breach of any representation or warranty made by Seller in the Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedules other than those contemplated by Sections 3.7 and 5.15(c) hereof, (ii) resulting from any Breach by Seller of any covenant or obligation of Seller contained in this Agreement or any other document delivered by Seller at Closing pursuant to this Agreement, (iii) resulting from the assertion, filing or recordation of any Encumbrance, or claim for recognition of any Encumbrance or other adverse claim of title against the Acquired Assets other than the Real Property (except to the extent provided in Section 5.22(g)), accruing or arising prior to the time of Closing, no matter when any such claims may be asserted, filed or recorded, (iv) resulting from any and all debts, liabilities or obligations of Seller, Including liabilities and obligations under any Assigned Contracts, accruing or arising prior to the time of Closing, no matter when such claims may be asserted, (v) resulting from any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby, (vi) arising from Seller’s or any third-party’s ownership, lease, possession, control or use of the Acquired Assets or conduct of the Business prior to Closing, and (vii) arising from all Retained Obligations or resulting from the Excluded Assets; provided, however, no indemnity shall be owed by Seller to Buyer for Losses which are less than $25,000 individually or until all Losses subject to such indemnities exceed $250,000 in the aggregate; and provided, further, that with respect to Breaches of the representations and warranties set forth in Section 3.7 which would require any necessary corrective action and/or remediation of soil, groundwater, tanks, equipment and/or other real or personal property, Including any Cleanup, the special provisions of Section 10.5 shall apply. If the amount of Losses for which indemnity is owed by Seller should exceed $250,000, then Seller shall indemnify Buyer for the entire amount of all Losses which are greater than $25,000 provided, however, that (w) no such indemnity shall be owed by Seller to Buyer until all such Losses exceed $250,000 in the aggregate, (x) once such aggregated $250,000 threshold has been reached, Seller shall not be required to indemnify Buyer for the first aggregated $25,000 of all such Losses, (y) once such aggregated $250,000 and initial aggregated $25,000 thresholds have been reached, Seller shall only be required to thereafter provide indemnification for individual or aggregated Losses in excess of $25,000, when such individual or aggregate Losses have accrued in successive increments of at least $25,000, and (z) indemnification for Breaches of the representations and warranties set forth in Section 3.7 which would require any necessary corrective action and/or remediation of soil, groundwater, tanks, equipment and/or other real or personal property, Including any Cleanup, shall be governed solely by the special provisions of Section 10.5. Whenever Buyer shall have incurred individual or aggregate Losses for which indemnification is owed hereunder, as set forth above, such that Seller owes indemnification in an amount equal to or greater $25,000, Buyer may provide Seller with an invoice supporting its claim for indemnification in the amount owed, and Seller shall be responsible for such indemnification. Buyer shall not thereafter provide Seller with another invoice for indemnification unless and until subsequently identified Losses for which indemnification is owed total an additional amount equal to at least $25,000. For the avoidance of doubt and solely for purposes of illustration, in the event that Buyer suffered Losses aggregating $310,000, then Seller would be required to indemnify Buyer for $285,000 of such Losses, being the difference between $310,000 and the $25,000 deductible amount noted in clause (x) above. For the further avoidance of doubt and solely for purposes of illustration, in the event that Buyer thereafter suffered additional Losses aggregating only $20,000, then Seller would not be required to indemnify Buyer for such $20,000 in Losses due to the fact that such aggregated Losses do not exceed the $25,000 periodic threshold noted in clause (y) above, but that once such $20,000 in aggregated Losses are coupled with at least $5,001 in additional aggregated Losses (bringing all such additional aggregated Losses to at least $25,001), then Seller shall be required to indemnify Buyer for such $25,001 in additional aggregated Losses.

              (b) All limitations or other thresholds set forth in this Section 10.1 shall apply to all Losses asserted pursuant to this Section 10.1 plus all Losses asserted pursuant to Section 10.1 of the Additional Purchase Agreement, in the aggregate. For avoidance of doubt, and solely for purposes of illustration, if there are $250,000 of Losses asserted pursuant to Section 10.1(a) of this Agreement and there are $100,000 of Losses asserted pursuant to Section 10.1 of the Additional Purchase Agreement, the total amount of Losses for which Seller shall indemnify Buyer for shall be, in the aggregate, as between this Agreement and the Additional Purchase Agreement $325,000 ($350,000 minus the $25,000 deductible set forth in clause (y) of Section 10.1(a)).

              10.2 By Buyer. Buyer shall defend, indemnify, and hold harmless Seller and its managers, members, controlling persons, and affiliates in respect of and against, any and all Losses incurred or suffered by the Seller or their Affiliates resulting from (i) the Breach of any representation or warranty of Buyer contained in the Agreement, (ii) any Breach by Buyer of any covenant or obligation of Buyer contained in the Agreement or any other document delivered by Buyer at Closing pursuant to the Agreement, (iii) any and all debts, liabilities or obligations of Buyer, Including liabilities and obligations under any Assigned Contracts, accruing or arising after the time of Closing, and (iv) the ownership, lease, possession, or use of the Acquired Assets after the Closing, (v) the Assumed Obligations, and (vi) any financial advisory fee, brokerage commission, finder’s fee, or like payment to any broker, agent, advisors, or other Persons acting on behalf of Buyer in connection with the transactions contemplated hereby.

              10.3 Notification and Handling of Third Party Claims.

              (a) Each Party shall notify the other Party in writing as promptly as practicable whenever it shall determine that there are facts or circumstances that render the other Party liable to the notifying Party under this Section 10.1 or Section 10.2, giving full particulars about the nature of the Loss for which indemnification may be claimed, the expected amount of such Loss, and the basis for the claim for indemnification. In addition, in the event that any Claim shall be brought by any third Person or Governmental Body, which, if successful, would render any Party liable to the other Party under this Article 10, then the Party seeking indemnification hereunder (the “Indemnitee”) shall, as promptly as practicable after receiving notice or service of process of such Claim, give written notice (a “Claim Notice”) thereof to the Party from whom indemnification is sought (the “Indemnitor”). Such Claim Notice shall describe in reasonable detail the nature of the Loss, include a copy of all papers served with respect to an Action (if any) and state the basis of such request for indemnification. Failure to promptly notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the Indemnitor is prejudiced by the Indemnitee’s failure to give such notice, and provided that the Indemnitor shall not be liable for any defense or settlement costs or expenses incurred by the Indemnitee prior to delivery of such notice. Within 30 days after receipt of any Claim Notice, the Indemnitor shall notify the Indemnitee either that (i) the Indemnitor elects to defend the Indemnitee against such Claim with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, or that (ii) the Indemnitor disputes its potential liability to indemnify the Indemnitee, provided that such an aforesaid election by the Indemnitor to not assume the defense of the Indemnitee for such Claim shall be subject to the right of the Indemnitor to subsequently assume the defense of the Indemnitee for such Claim at any time prior to settlement or final determination thereof, provided that any such subsequent election shall not prejudice the rights of the Indemnitee.

              (b) If either (i) the Indemnitor and the Indemnitee are both named as parties to such Claim and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) an Indemnitee determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under the Agreement, or (iii) the Claim involves Losses that might be subject to indemnification hereunder and other Losses which are not subject to indemnification hereunder, then the Party asserting such issue shall notify the other Party accordingly within 30 days after receipt of the Claim Notice, and the Parties shall then negotiate in good faith to obtain a joint defense (using either the same or separate counsel, as appropriate) to allocate the costs of defense and the potential liability for Losses on the Claim on an equitable basis, based upon each Party’s potential exposure for Losses subject to indemnification, in comparison with Losses that are not subject to indemnification hereunder. If the Indemnitee disputes that the Claim is not one that is fully indemnified hereunder, then the Indemnitee shall be entitled to proceed as provided under Paragraph 10.3(d), but the Indemnitor shall be liable for the Indemnitee’s costs, expenses or Losses only to the extent finally determined that the Claim is subject to Indemnification hereunder by reason of an Action or settlement between the Parties regarding such indemnification dispute.

              (c) If within 30 days of receipt of a Claim Notice, the Indemnitor notifies the Indemnitee of its election assume the full control of defense of a Claim, (i) the Indemnitee shall not be liable to the Indemnitor for any costs or expenses incurred by the Indemnitor in connection with such defense, (ii) it will be conclusively established for purposes of the Agreement that the entire Claim is within the scope of and subject to indemnification hereunder; (iii) the Indemnitor will not, so long as it diligently conducts such defense, be liable to the Indemnitee under this Article 10 for any fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense of such Claim, and (iv) the Indemnitee shall not be liable to the Indemnitor for any costs or expenses incurred by the Indemnitor in connection with such defense, nor for any Losses rendered or assessed in connection with such Claim, nor for any Losses resulting from the settlement of any such Claim if settled by the Indemnitor with or without the written consent of the Indemnitee, provided however that (iv) no compromise or settlement of such Claim may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (C) the Indemnitee will have no liability with respect to any compromise or settlement of such Claim effected without its consent; and (D) such settlement contains a full and complete release of such Claim in favor of Indemnitee.

              (d) If the Indemnitor does not either (i) notify the Indemnitee the Indemnitor intends to assume full defense of the Claim or (ii) provide notice under Paragraph 10.3(b) that a matter should be subject to a joint defense, then subject to Indemnitor’s subsequent election to assume such defense, the Indemnitee may proceed to defend the claim using counsel of its choice, and to the extent that the Claim is thereafter determined to be subject to indemnification hereunder, the Indemnitor shall be obligated to reimburse the Indemnitee for all costs and expenses incurred by the Indemnitee in connection with defense of the claim and all Losses incurred by the Indemnitee in connection with any judgment or order entered in an Action involving the Claim or any settlement of such Claim, provided however, that the Indemnitor shall not be liable for any Losses incurred in any settlement made without the Indemnitor’s consent, which consent shall not be unreasonably withheld. Indemnitor’s refusal to consent to any settlement that does not provide for a complete release of the subject Claim in favor of Indemnitor shall not be considered unreasonable.

              (e) Each Party shall take all reasonable steps and use all commercially reasonable efforts to mitigate any and all Losses. Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses to the extent reasonably possible.

              10.4 Notification of Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

              10.5 Seller’s Indemnity for Environmental Remediation. Seller shall indemnify Buyer for Losses resulting from known and unknown Seller EHS Liabilities concerning necessary corrective action and/or remediation of soil, groundwater, tanks, equipment and/or other real or personal property, Including any Cleanup, as provided in this Section 10.5:

              (a) Seller shall indemnify Buyer for such known Seller EHS Liabilities based upon existing information contained in reviews and environmental site assessments performed by or on behalf of Seller or Phase I Environmental Reports prepared for Buyer prior to Closing. Seller’s obligation to indemnify Buyer for any and all Seller EHS Liabilities concerning necessary corrective action and/or remediation of soil, groundwater, tanks, equipment and/or other real or personal property, Including any Cleanup, whether such Seller EHS Liabilities are known or unknown as of the Closing, shall be limited to $2 million.

              (b) Seller shall perform any corrective action or remediation, Including any Cleanup, of any real or personal property to levels required by applicable Environmental Laws or the Governmental Body with jurisdiction over the facility, based on existing and applicable Legal Requirements effective at the time of Closing. Such corrective action, including the remediation of soil and/or groundwater, Including any Cleanup, may include, but is not limited to, risk-based closure and/or natural attenuation, provided that these are approved by the Governmental Body having jurisdiction over such actions. Seller may not satisfy its obligations under this Section 10.5 through the imposition of institutional controls, such as land-use restrictions, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

              (c) In the event a Seller EHS Liability, not within Seller’s Knowledge at Closing, concerning any necessary corrective action and/or remediation of soil, groundwater, tanks, equipment and/or other real or personal property, Including any Cleanup, is identified by Buyer on or for a period of five (5) years after Closing, Buyer shall notify Seller in writing, promptly and with reasonable particularity, and such notice shall be treated as a claim for indemnification. Upon receipt of such written notice from Buyer, Seller shall within thirty (30) days notify Buyer of either: (i) Seller’s acceptance of the claim, and upon its acceptance Seller shall manage such claim as a known Seller EHS Liability in accordance with the applicable requirements of this Section 10.5; or (ii) Seller’s rejection of the claim which notice shall include a reasonable description of Seller’s basis for rejection. If Seller rejects such a claim, Seller and Buyer agree to negotiate in good faith to resolve the matter within fifteen (15) days after Buyer’s receipt of Seller’s notice. Should Buyer and Seller not reach an agreement to resolve the matter, Buyer and Seller shall have a final determination of the matter made by a mutually agreeable third party environmental engineering firm familiar with baseline assessments and remediation in near-shore Gulf Coast areas. Buyer and Seller shall share equally in such third party costs. Buyer and Seller shall submit all relevant information, Including work product, reports and supporting documentation, to such third party. The third party shall consider all information submitted to it to make the final determination, but shall not perform additional onsite studies and evaluations, unless expressly agreed to by Buyer and Seller. The third party determination shall be delivered within fifteen (15) working days of the date the matter is submitted for its determination, and shall be binding.

              (d) In discharging its obligation to indemnify Buyer for known Seller EHS Liabilities concerning necessary corrective action and/or remediation of soil, groundwater, tanks, equipment and/or other real or personal property, Including any Cleanup, Seller shall maintain sole responsibility for management of, the corrective action, Including remediation and correspondence with the appropriate Governmental Body, and Seller shall regularly inform Buyer of the status of such remediation, corrective action or Cleanup, consult with Buyer regarding actions to be taken, including the scheduling or timing of such actions, as part of such corrective actions, remediation or Cleanup, and provide Buyer with copies of all correspondence, reports or other documents provided to or obtained from other parties regarding any remediation, corrective action or Cleanup. Buyer shall not unreasonably interfere with Seller’s corrective action, remediation activities or Cleanup and shall provide Seller reasonable access to perform such activities, provided however that Seller’s activities shall not unreasonably interfere with Buyer’s operations.

              (e) In the event (i) there is a Release, not caused by the actions of Seller, at an acquired Terminal after Closing, where Seller has an existing obligation to perform corrective action and/or remediation or Cleanup and the Release contributes to a known Seller EHS Liability, or (ii) there is a Release not caused by the actions of Seller, at an acquired Terminal in violation of applicable Environmental Law within five (5) years from Closing, Buyer shall indemnify Seller in accordance with Section 10.2 and in the case of (i) shall promptly notify Seller of such a Release and Buyer shall be responsible for the incremental cost to perform corrective action, remediation and/or Cleanup. If Buyer and Seller cannot mutually agree, through good faith negotiations on the incremental cost to perform corrective action, remediation and/or Cleanup as a result of such a Release, then Buyer and Seller shall have a final determination of the matter made by a mutually agreeable third party environmental engineering firm familiar with remediation in near-shore Gulf Coast areas. Buyer and Seller shall share equally in such third party costs. Buyer and Seller shall submit all relevant information, reports and supporting documentation, to such third party. The third party shall consider all information submitted to it to make the final determination, but shall not perform additional onsite studies and evaluations, unless expressly agreed to by Buyer and Seller. The third party determination shall be delivered within fifteen (15) working days of the date the matter is submitted for its determination, and shall be binding upon the Parties.

              (f) In the event Seller’s obligation under this Section 10.5 to indemnify Buyer is triggered by a claim, complaint or legal proceeding, filed by a third party, other than a Governmental Body, or involves the presence of Hazardous Materials at a property that is not an acquired Terminal, then the procedures set forth in Section 10.3 herein shall apply.

              (g) Seller shall acquire all permits or other authorizations required by applicable Environmental Laws or Governmental Body prior to performance of any corrective action, remediation and/or Cleanup performed by Seller. Seller shall be solely responsible for the generation, storage, transportation, and disposal of any solid or hazardous waste generated during the course of such corrective action. Seller shall cause its consultants and contractors to manage, label, store, and remove from any Acquired Asset waste generated by Seller’s corrective action Including any Cleanup, in accordance with applicable Environmental Laws. Seller and its consultants and contractors shall not generate, manage, treat or store waste at any of the Acquired Assets without the knowledge and consent of Buyer, which consent shall not be unreasonably withheld; provided, however, that Buyer’s refusal to consent to the onsite treatment or greater than 90 day accumulation of a “hazardous waste”, as that term is defined by RCRA, shall not be considered unreasonable. Any party entering any Acquired Asset to conduct corrective action, Including any Cleanup, pursuant to this Section 10.5 at the direction of Seller (Including Seller’s employees, agents, contractors, and consultants) shall provide Buyer with evidence documenting that such party maintains insurance providing coverage for bodily injury or property damage, worker’s compensation, and automobile liability in an amount reasonably acceptable to Buyer and naming Buyer as an additional insured. Any party entering any of the Acquired Assets following Closing shall (i) comply with all Legal Requirements, (ii) comply with Buyer’s safety and security policies, and (iii) not unreasonably interfere with Buyer’s operations or business.

ARTICLE XI — LIMITATIONS AND SURVIVAL.

              11.1 Limitations and Caps on Losses and Indemnity.

              (a) For purposes of any indemnification pursuant to Article 10, Losses shall include any liability for interest, consequential damages, lost profits, or statutory, punitive or exemplary damages owed to third parties, but Losses shall not include any claim by either the Buyer or the Seller against the other Party for any consequential damages, lost profits or statutory, punitive or exemplary damages incurred or claimed by a Party to this Agreement or their affiliated entities, nor may either Party, Seller’s Parent Guarantor or Buyer’s Partner Guarantor assert any claim for any lost profits or incidental, consequential, punitive, exemplary or statutory damages against another Party, Seller’s Parent Guarantor, Buyer’s Partner Guarantor or their affiliated entities, for any claims arising out of or relating to any actual or alleged Breach of this Agreement or performance hereunder.

              (b) Notwithstanding anything to the contrary contained in this Agreement, Seller’s and Seller’s Guarantor’s aggregate liability for all Breaches and indemnities hereunder together with Seller’s and Seller’s Guarantor’s aggregate liability under the Additional Purchase Agreement shall not exceed twenty six million dollars ($26,000,000).

              (c) Notwithstanding anything to the contrary contained in this Agreement, Seller’s and Seller’s Guarantor’s aggregate liability for all Breaches and indemnities hereunder together with all Breaches and indemnities under the Additional Purchase Agreement, other than Losses resulting from Breaches of representations and warranties set forth in Sections 3.1 and 3.2 of this Agreement or the Additional Purchase Agreement and the representations and warranties concerning title to the Acquired Assets set forth in Sections 3.8 and 3.9 of this Agreement or the Additional Purchase Agreement and the representations and warranties set forth in Section 3.22 of this Agreement or the Additional Purchase Agreement that relate to mailers affecting title, shall not exceed fifteen million dollars ($15,000,000).

              (d) Notwithstanding anything to the contrary contained in this Agreement, Seller’s obligation to indemnify Buyer for any and all Seller EHS Liabilities concerning necessary corrective action and/or remediation of soil, groundwater, tanks, equipment and/or other real or personal property, Including any Cleanup, whether such Seller EHS Liabilities are known or unknown, shall not exceed two million dollars ($2,000,000).

              (e) Notwithstanding anything to the contrary contained in this Agreement, Buyer’s and Buyer’s Guarantor’s aggregate liability under Section 10.2 of this Agreement, together with Midstream’s and Midstream’s Guarantor’s aggregate liability under Section 10.2 of the Additional Purchase Agreement, shall not exceed twenty seven million dollars ($27,000,000).

              11.2 Recourse. Except as expressly provided herein, the remedies provided in Article 10 will not be exclusive of nor limit any other remedies that may be available to Buyer or Seller. Except as provided in Sections 3.7 and 8.3, the waiver of any condition based on either the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

              11.3 Survival.

              (a) All representations, warranties, covenants, and obligations in the Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, the certificate delivered pursuant to Section 9.3(l), and any other certificate or document delivered pursuant to the Agreement will survive the Closing for a period of twelve (12) months from the Closing Date, with the exception of:

(i) the representations and warranties set forth in Sections 3.1 and 3.2, and the representations and warranties concerning title to the Acquired Assets set forth in Sections 3.8 and 3.9 and in the instruments of assignment and conveyance of the Acquired Assets shall not expire except in accordance with otherwise applicable statutes of limitation;

(ii) the representations and warranties set forth in Section 3.17 concerning Taxes, which shall survive for the limitations period applicable to Seller’s obligations for payment of such Taxes;

(iii) the representations and warranties set forth in Section 3.7, and any Retained Obligations or indemnity for Seller EHS Liabilities, Including those set forth under Section 10.5, shall expire after five (5) years from the Closing Date for a Breach, obligation or claim which is not within Seller’s Knowledge on the Closing Date, and shall not expire for any such Breach, obligation or claim which is within Seller’s Knowledge on the Closing Date; and

(iv) there shall be no expiration hereunder of any obligation of Seller to pay or discharge any Retained Obligations or for any Proceedings, Actions, Orders or Losses relating to the Retained Obligations, other than Retained Obligations concerning remediation of soil and/or groundwater, which shall expire as provided in Sections 11.3(a)(iii) and 11.3(b).

              (b) The right to indemnification under Article 10 for Breach of any representation, warranty or covenant shall continue to survive for any and all Losses about which an Indemnitor receives notice during the applicable survival period for that respective representation, warranty or covenant but not for Losses about which an Indemnitor receives notice after the expiration of such applicable survival period. Seller’s obligation under Section 10.5 to indemnify’ Buyer or perform corrective action for a Seller EHS Liability listed on Schedule 3.7, or about which Seller receives notice within five (5) years from the Closing Date, shall survive until such corrective action and/or remediation is completed or the claim is conclusively resolved, as provided in Section 10.5.

ARTICLE XII — TERMINATION.

              12.1 Termination. The Agreement may be terminated as follows:

              (a) At any time prior to the Termination Date:

(i) by the mutual written consent of Seller and Buyer or if the Additional Purchase Agreement is terminated pursuant to its provisions;

(ii) by either Seller or Buyer if any court or Governmental Body of competent jurisdiction shall have issued an Order or taken any other action, permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby, provided that no termination shall be permitted under this Section 12.1(a)(ii) unless the Party seeking such termination shall have used its commercially reasonable efforts to oppose such issuance or action;

(iii) by Seller, upon prior notice, to the extent provided in Sections 2.5 and 5.22 or if the conditions set forth in Articles VI and VIII have not been satisfied, other than through the failure of Seller to comply with its obligations hereunder; or

(iv) by Buyer, upon prior notice, to the extent provided in Sections 2.5, 2.7, 5.22 and 8.3 or if the conditions set forth in Articles VII and VIII have not been satisfied, other than through the failure of Buyer to comply with its obligations hereunder.

              (b) At any time on or after the Termination Date:

(i) by the mutual written consent of Seller and Buyer or if the Additional Purchase Agreement is terminated pursuant to its provisions;

(ii) by either Seller or Buyer if any court or Governmental Body of competent jurisdiction shall have issued an Order or taken any other action, permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby, provided that no termination shall be permitted under this Section 12.1(a(ii) unless the Party seeking such termination shall have used its commercially reasonable efforts to oppose such issuance or action;

(iii) by Seller, upon prior notice, to the extent provided in Sections 2.5 and 5.22 or if the conditions set forth in Articles VI and VIII have not been satisfied, other than through the failure of Seller to comply with its obligations hereunder; or

(iv) by Buyer, upon prior notice, to the extent provided in Sections 2.5, 2.7, 5.22 and 8.3 or if the conditions set forth in Articles VII and VIII have not been satisfied, other than through the failure of Buyer to comply with its obligations hereunder.

              12.2 Effect of Termination.

              (a) In the event this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties hereunder shall terminate; provided however, that no such termination of the Agreement shall act to terminate or otherwise impair the obligations set forth in this Section 12.2 and in Section 5.13.

              (b) If Seller elects to terminate the Agreement:

(i) pursuant to Section 12.1, other than as a result of the condition specified in Section 6.1, Seller shall immediately return the Deposit to Buyer with neither Party having any further liability or obligation to the other Party; or

(ii) pursuant to Section 12.1 as a result of the condition specified in Section 6.1, the Deposit shall be retained by Seller as liquidated damages and not as a penalty, in lieu of all other damages, whether compensatory, incidental, special, or consequential, with neither Party having any further liability or obligation to the other Party.

              (c) If Buyer elects to terminate the Agreement pursuant to Sections 12.1, Seller shall immediately return the Deposit to Buyer, with neither Party having any further liability or obligation to the other Party.

ARTICLE XIII — GUARANTEE

              13.1 Seller Parent Guarantee. Seller shall cause Seller’s Guarantor to unconditionally guarantee the full and timely payment and performance by Seller of its obligations under the Agreement in accordance with the Seller Parent Guarantee.

              13.2 Buyer Partner Guarantee. Buyer shall cause Buyer’s Guarantor to unconditionally guarantee the full and timely payment and performance by Buyer of its obligations under the Agreement in accordance with the Buyer Partner Guarantee.

ARTICLE XIV — TAXES AND PREPAID RENTS/DEPOSITS.

              14.1 General Tax Obligations. Except as provided in this Article XIV, Buyer shall be liable for and pay all Taxes, utility charges or apportionments which arise as a result of this Agreement or the consummation of the transactions contemplated hereby or as a result of any purchase, sale, rental, lease, storage, use, consumption or operation of the Acquired Assets by Buyer. Buyer shall pay motor vehicle transfer taxes with respect to the Vehicles. Seller agrees to cooperate with and assist Buyer in claiming any applicable occasional sale or sales tax exemption; provided that Seller shall not incur any unreimbursed third-party costs, expenses, fees or liabilities as a result of or in any way relating to, the provision of such assistance; provided, however, that if any audit determines that any occasional sale or sales tax is due, the Buyer and Seller shall split such taxes equally, and further provided, that Seller shall not be required to participate in any such audit.

              14.2 Proration. General and special real estate and other ad valorem taxes and assessments and other state or local taxes, fees, charges and assessments in respect of the Real Property (Including any such amounts owed under the Leases) or personal property, if applicable, on the basis of the fiscal year in which the Closing occurs shall be prorated between Buyer and Seller as of 12:01 a.m., Central Time, on the Closing Date. If the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such taxes and payments at the Closing shall be based upon the most recently ascertainable tax bills; provided, that Buyer and Seller shall recalculate and re-prorate said taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for the fiscal year in which the Closing occurs and the amount of any payments in lieu of tax made with respect to any such fiscal year.

              14.3 Operating Taxes. Except as specifically provided in this Article 14, Seller shall be solely responsible for all Taxes incurred in connection with the Acquired Assets or the Business prior to Closing, and Buyer shall be solely responsible for all Taxes incurred in connection with the Acquired Assets or Business after Closing.

              14.4 Prepaid Rents/Deposits. From the date hereof, until the date that is ninety (90) days after the Closing Date, Buyer shall use its commercially reasonable efforts to replace all of Seller’s security, utility and other similar deposits, prepaid rent and prepaid expenses related to the Acquired

Assets (collectively, “Seller’s Prepaid Expenses”) with Buyer’s deposits or prepayments and shall cause Seller to be released from, or shall indemnity Seller for, all liability under such Seller’s Prepaid Expenses for events which occur after the Closing Date. No later than 90 days after the Closing Date, Buyer shall reimburse Seller for Seller’s Prepaid Expenses as of the Closing Date. To the extent that Buyer can assume certain of Seller’s Prepaid Expenses, Buyer and Seller shall cause such Seller’s Prepaid Expenses to be assumed by Buyer and Buyer shall reimburse Seller for the Seller’s Prepaid Expenses that were assumed by Buyer. With respect to any prepaid rents on any Real Property or personal property, shall be prorated between Buyer and Seller as of 12:01 a.m., Central Time on the Closing Date.

SECTION 15 — MISCELLANEOUS.

              15.1 Expenses. Except as otherwise provided in Section 15.12 and in Article 10 hereof, the Parties shall pay their respective expenses (Including the fees, disbursements, and expenses of their respective attorneys and accountants) in connection with the negotiation and preparation of the Agreement and the consummation of the transactions contemplated hereby.

              15.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered if delivered personally or sent by facsimile to the persons identified below, one business day following deposit with a reputable overnight courier, or three business days after deposit in the U.S. mail if mailed by certified or registered mail, return receipt requested, addressed as follows:

If to Seller, to:

Tesoro Marine Services, L.L.C.
300 Concord Plaza Drive,
San Antonio, Texas 78216-6999
Attn: General Counsel
Telecopy: (210) 283-2400

with a copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attn: Michael W. Conlon, Esq.
Telecopy: (713) 651-5246

If to Buyer, to:

Martin Midstream Partners L.P.,
c/o: Martin Midstream GP LLC, Its General Partner
4200 Stone Road
Kilgore, Texas 75662
Attn: Ruben S. Martin
Telecopy: (903) 983-6262

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Attn: Neel Lemon, Esq.
Telecopy: (214) 661-4954

Any Party may change its address to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

              15.3 Modification or Waiver. The Agreement may be amended, modified, or superseded at any time by a written instrument executed by Seller and Buyer, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived by written instrument executed by the Party intended to be benefited thereby. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation, or warranty in the Agreement.

              15.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that prior to the Closing Date, no assignment of any rights provided for herein may be made by any Party without the written consent of the other Party, which consent shall not be unreasonably withheld, except that Buyer shall have the free right to assign to any Affiliate of Buyer.

              15.5 Governing Law. The making, performance, interpretation, and construction of this Agreement shall be determined and governed exclusively by and in accordance with the laws of the State of Texas, exclusive of any conflict of law rules which may refer to the laws of another jurisdiction.

              15.6 Section Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

              15.7 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the purchase and sale of the Acquired Assets in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the appropriate officers of each Party to the Agreement are hereby directed and authorized to use their good faith efforts to effectuate all such action.

              15.8 Entire Agreement. This Agreement, together with any additional side letter or amendment to this Agreement entered into by the Parties, embodies the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes any prior letters of intent, agreements, and understandings relating to the subject matter hereof. The disclosures in the Disclosure Schedules, and those in any Supplement thereto, relate only to the representations and warranties in the Sections of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, or in any additional side letter or amendment to this Agreement entered into by the Parties, and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement, or in such side letter or amendment, will control.

              15.9 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the Parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of the Agreement or any provision contained herein, it being the intention of the Parties to the Agreement that the Agreement shall be for the sole and exclusive benefit of such Parties or such successors and assigns and not for the benefit of any other person.

              15.10 Counterparts. Separate copies of this Agreement may be signed by the Parties hereto, with the same effect as though all of the Parties had signed one copy of the Agreement.

              15.11 Attorneys’ Fees. If legal action is commenced to enforce this Agreement, the prevailing Party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted.

              15.12 Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of the Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable. The covenants and provisions of this Agreement are separate and independent. With regard to all dates and time periods set forth or referred to in the Agreement, time is of the essence.

              15.13 Interpretation of Agreement. The Parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between Parties equally sophisticated and knowledgeable in the matters dealt with in the Agreement. Accordingly, any rule of law, court decision, or other legal precedent that would require interpretation of any ambiguities in the Agreement against the Party that has drafted it is not applicable and is waived. The Parties hereto also acknowledge and agree that the Agreement pertains to the purchase and sale of certain defined assets and, notwithstanding anything to the contrary herein, shall be interpreted as such and not as pertaining to the purchase and sale of any of the Seller or their businesses as going concerns.

              15.14 Waiver of Trial By Jury; Jurisdiction. Each Party hereto hereby irrevocably and unconditionally waives trial by jury in any action pertaining to any and all disputes under this Agreement. Each Party hereto hereby consents to jurisdiction of any lawsuit concerning a dispute under this Agreement in the District Courts of the State of Texas.

              15.15 General Disclaimer. Except as set forth in Articles 3 and 4 of this Agreement, neither Seller, Seller’s Guarantor, nor anyone acting on their behalf has made any further representation or warranty, either express or implied, concerning the subject matter of the Agreement and the transactions contemplated hereby, Including any further representation or warranty concerning the physical nature or condition of the Terminals, the Vessels or the Real Property, the existence or nonexistence of Materials of Environmental Concern in, on, at, or under the Terminals, the Vessels or the Real Property, or use of the Terminals, the Vessels or the Real Property, and Buyer have not relied on any such further representation or warranty. This Agreement and the instruments delivered at Closing pursuant hereto shall not be governed by the warranties provided by the Uniform Commercial Code as adopted in any jurisdiction. Except for representations and warranties expressly set forth in the Agreement, the Schedules hereto, and the documents delivered as the Closing, no other representations or warranties, either express or implied, have been made by or on behalf of Seller or Seller’s Guarantor or relied upon by Buyer. Other than express representations, warranties, covenants and agreements contained in this Agreement, or in any instrument of conveyance or other document executed and delivered at Closing pursuant to this Agreement, Buyer (a) understands and agrees that neither Seller nor anyone acting on its behalf make any express or implied representations or warranties with respect to the Business, the Acquired Assets or assumed obligations referred to herein, the seaworthiness, condition or workmanship of any Acquired Asset, or the absence of any defects therein, whether latent or patent, or the capacity, stability, utility, salability, operation, condition, merchantability or fitness for any purpose or a particular purpose thereof and (b) accepts such Acquired Assets, Including Vessels, on an “AS IS, WHERE IS, WITH ALL FAULTS” basis, subject to the express representations and warranties of Seller continued in this Agreement. Buyer assumes the full risk of future prospects, continuation of relationships with customers and suppliers, as well as the business and financial risk, including the need for substantial working capital, in connection with the operation of the Business after Closing.

              15.16 Public Announcements. Buyer and Seller agree that, from the date hereof through and Including the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any Party hereto without the prior consent of the other Party (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any securities exchange (or in the opinion of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which case the Party making the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that Seller may make such an announcement to its employees, in which case Seller shall allow Buyer reasonable time to comment on such release of announcement in advance of such issuance. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare press releases to be issued on the Closing Date and at the time of the signing of this Agreement. Buyer and Seller agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the Parties may disclose such terms to their respective representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

     IN WITNESS WHEREOF, the Parties hereto have executed the Agreement as of the 27th day of October, 2003.

SELLER
TESORO MARINE SERVICES, L.L.C.

By:	/s/ WILLIAM T. VAN KLEEF

Name:	William T. Van Kleef

Title:	Executive Vice President

BUYER
MARTIN OPERATING PARTNERSHIP L.P.

By Martin Operating GP LLC, Its General Partner
By Martin Midstream Partners L.P., Its Sole Member
By Martin Midstream GP LLC, Its General Partner

By:	/s/ ROBERT D. BONDURANT

Name:	Robert D. Bondurant

Title:	Executive Vice President & CFO

MMLP
MARTIN MIDSTREAM PARTNERS L.P.
By Martin Midstream GP LLC, Its General Partner

By:	/s/ ROBERT D. BONDURANT

Name:	Robert D. Bondurant

Title:	Executive Vice President & CFO